Exhibit 10.1

Parklands North Creek

OFFICE LEASE

Grosvenor International (Atlantic Freeholds) Limited,

a Nevada corporation and BBCAF-VRC, LLC,

a Delaware limited liability company

Landlord

and

OncoGenex Pharmaceuticals Inc.,

a Delaware corporation,

Tenant

Exhibit A	Floor Plan (showing Premises and Expansion Option Space) and Project Site Plan
Exhibit B	Form of Lease Confirmation
Exhibit C	Construction Rules and Regulations
Exhibit C-1	Designated Contractors List
Exhibit D	Base Building Improvements
Exhibit E	Rules and Regulations
Exhibit F	Form of Subordination and Nondisturbance Agreement
Exhibit G	Intentionally Deleted
Exhibit H	Environmental Management Plan

OFFICE LEASE

This lease is entered into by and between landlord and tenant specified in the Basic Lease Information (hereinafter “Landlord” and “Tenant” respectively).

BASIC LEASE INFORMATION

Date:	February 11, 2015

Landlord:	Grosvenor International (Atlantic Freeholds) Limited, a Nevada corporation, and BBCAF-VRC, LLC, a Delaware limited liability company

Tenant:	OncoGenex Pharmaceuticals Inc., a Delaware corporation

Building:

All land and improvements situated at

19820 North Creek Parkway, Bothell, WA 98011 as

more particularly described on Exhibit “A-1” and

commonly known as “Building E” in the office park

commonly known as Parklands North Creek

Project	All land and improvements in the office park commonly known as Parklands North Creek Tech Campus 1 as shown on Exhibit “A-2”

Section

2.1.	Premises:	A portion of the 2nd floor of the Building as shown on Exhibit “A-2”

2.2.	Rentable Area of Building:	67,357 square feet

2.2.	Rentable Area of Premises:	Approximately 11,526 rentable square feet

2.4	Construction Allowance:	$138,312

3.1.	Term Commencement Date:	February 15, 2015

3.1.	Term Expiration Date:	April 30, 2018

3.2.	Option to Extend Term:	One approximately 3-year term

4.1.	Rent Commencement Date:	February 15, 2015

4.1.	Base Rent:

	Period	Annual Rent PSF	Annual Rent	Monthly Rent
	February 15, 2015-April 30, 2015	$0.00	$0.00	$0.00
	May 1, 2015-April 30, 2016	$18.75	$216,122.50	$18,009.38
	May 1, 2016-April 30, 2017	$19.75	$227,638.50	$18,969.88
	May 1, 2017-April 30, 2018	$20.75	$239,164.50	$19,930.38

4.2.	Address for Payment of Rent:	North Creek TIC P.O. Box 396073 San Francisco, CA 94139-6073

4.4.	Advance Rent:	None

5.1.	Tenant’s Percentage Share:	17.11% (subject to change as set forth in Article 2)

7.1.	Letter of Credit:	Initially $190,000 (subject to change as set forth in Section 7.1)

8.1.	Use:	General Office Purposes

28.1.	Tenant’s Address for Notices:

OncoGenex Technologies Inc.

1001 West Broadway, Suite 400

Vancouver, British Columbia

V6H 4BI Canada

Telephone: (604) 736-3678

Facsimile: (604) 736-3687

and

Fenwick & West, LLP

1191 Second Avenue, 10th Floor

Seattle, WA 98101

Telephone: (206) 389-4510

Facsimile: (206) 389-4511

28.1.	Tenant’s Address Prior to Occupancy:	1522 217th Place SE Suite 100 Bothell, Washington 98021 Telephone: (425) 686-1500 Facsimile: (425) 686-1600

28.1.	Landlord’s Address for Notices:	c/o Schnitzer West 818 Stewart Street, Suite 700 Seattle, Washington 98101 Telephone: (425) 452-3700 Facsimile: (425) 454-1505

With copies to:

Grosvenor Americas

One California Street, Suite 2500

San Francisco, CA 94111

Attn: Asset Manager – Parklands

and

Grosvenor Americas

One California Street, Suite 2500

San Francisco, CA 94111

Attn: President

35.19.	Landlord’s Broker:	Colliers International

35.19.	Tenant’s Broker:	Flinn Ferguson

In the event of any conflict between the Basic Lease Information and the other terms of this Lease, the other terms of this Lease shall control. All capitalized terms not defined in a particular article or section shall have the meanings set forth in the Basic Lease Information, or in Article 1, as applicable.

Article 1

DEFINITIONS

Section 1.1. Definitions. The following terms used in this Lease shall have the following meanings:

(a) “Additional Rent” shall mean all sums of money or other charges required to be paid by the Tenant under this Lease other than Base Rent.

(b) “Applicable Law” shall mean all statutes, laws, codes, ordinances, regulations, rules, orders, requirements, judgments and decrees of every duly constituted governmental authority or agency (including any judicial or administrative interpretation thereof) applicable from time to time, along with all common law.

(c) “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

(d) “Building” shall mean the building identified in the Basic Lease Information.

(e) “Business Days” shall mean all days other than Saturdays, Sundays and Holidays.

(f) “Common Areas” shall mean, to the extent such facilities exist from time to time, the lobby, plaza and sidewalk areas, parking areas, landscaping and the areas on individual floors in the Building devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, janitor’s closets, and other similar facilities for the benefit of all tenants and invitees and shall also mean those areas of the Building devoted to mechanical and service rooms servicing the Building.

(g) “Construction Rules” shall mean the rules, specifications, and procedures for the design and construction of improvements and Alterations in and to the Premises by the Tenant, as the same may be reasonably amended from time to time. The Construction Rules in effect on the date of this Lease are attached hereto as Exhibit “C”.

(h) “Environmental Laws” shall mean all Applicable Laws now or at any time hereafter in effect, made or issued by any municipal, state or federal government, or by any department, agency, tribunal, board or office thereof, or any other agency or source whatsoever, (collectively, an “Authority”), regulating, relating to or imposing liability or standards of conduct concerning the protection of health from environmental hazards, Hazardous Substances, the natural or human environment (including air, land, surface water, groundwater, waste, real and personal property, moveable and immoveable property, sustainability, building operations, recycling or resource consumption), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise.

(i) “Environmental Management Plan” shall mean and refer to those provisions set out in Exhibit “H” attached hereto.

(j) Intentionally Deleted.

(k) “Greenhouse Gases” shall mean any or all of CO2, methane (CH4), nitrous oxide (N2O), Sulphur Hexafluoride (SF6), Perfluoromethane (CF4), Perfluoroethane (C2F6), Hydrofluorocarbons (HFC’s), any substance designated as a greenhouse gas by Applicable Laws.

(l) “Hazardous Substances” shall mean any hazardous or toxic waste, hazardous or toxic substance, pollutant, contaminant, oil or petroleum product, or other solid, liquid, or gaseous substance or product (i) that is currently or hereafter listed, regulated, or designated as, or is determined to be (in whole or in part), toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which governmental regulatory obligations (including, without limitation, recordkeeping, remedial or closure obligations) may be imposed, under any Environmental Laws, or (ii) exposure to which would pose a health or safety threat or hazard, and shall include, without limitation, hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts.

(m) “Health Emergency” shall mean a situation in which Landlord reasonably determines, based on advice from a medical professional, or a directive, bulletin, notice or other form of communication from a public health authority, that occupants, tenants, invitees or contractors working in the Building are or may be exposed to imminent danger from a disease, virus or other biological or physical agents that may be detrimental to human health including, by way of example, Severe Acute Respiratory Syndrome (“SARS”) and Influenzavirus A strains and subtypes such as Avian Flu (H5N1).

(n) “Health Emergency Plan” shall mean and refer to a plan prepared by or for Landlord for managing the Building in response to a Health Emergency as it may be amended from time to time.

(o) “Holiday” shall mean all federal holidays on which banks and the post office are generally closed.

(p) “Landlord Parties” shall mean the partners or members comprising Landlord, and the partners, members, shareholders, directors, officers or employees of any of the foregoing.

(q) “Lease Year” shall mean the twelve (12)-month period commencing on the Commencement Date and each period of twelve consecutive months thereafter.

(r) “Major Repairs” shall mean any repairs in or to the walls, ceilings, flooring or electrical or telephone/communication closets, or any other similar major repairs.

(s) “Ordinary Business Hours” shall mean those hours set forth as “Ordinary Business Hours” in the Building Rules and Regulations attached hereto as Exhibit “E”.

(t) “Prime Rate” shall mean the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month preceding the month in which the subject costs are incurred.

(u) “Release” shall mean the escape, disposal or release of Hazardous Substances.

(v) “Specified Rate” shall mean Prime Rate plus eight percent (8%) per annum, or at the highest rate legally permitted, whichever is less.

(w) “Taxes” shall mean all taxes, assessments and charges (including costs and expenses of contesting the amount or validity thereof or seeking a reduction by appropriate administrative or legal proceedings) levied upon or with respect to the Building or any personal property of Landlord used in connection with the management and operation of the Project, or Landlord’s interest in the Project or such personal property, including, without limitation, all real property taxes, vault taxes and/or public space rentals, general and special assessments; charges, fees, levies or assessments for transit, transit impact or mitigation, housing, police, fire or other governmental services or purported benefits to the Building such as, but not limited to, taxes related to any business improvement district or arena/stadium taxes; service payments in lieu of taxes; and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building, on the use or occupancy of the Building or any part thereof, relating to transit impact and mitigation, or on the rent payable under any lease or in connection with the business of renting space in the Building, which may now or hereafter be levied or assessed against Landlord by the United States of America, the State of Washington, or any political subdivision, public corporation, district or other political or public entity, and any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to (in whole or in part) any other property taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease; provided that, notwithstanding anything to the contrary, Taxes shall exclude, without limitation, any income, franchise, corporation, capital levy, excess profits, revenue, inheritance, gift, estate, payroll or stamp tax, which at any time may be assessed against or become a lien upon all or any part of the Premises or this leasehold.

(x) “Tenant Items” shall mean all of Tenant’s personal property and all Alterations and other improvements in the Premises other than the Base Building Improvements (whether initially constructed by Landlord or Tenant or any third party),

(y) “Term” shall mean the period commencing on the “Term Commencement Date” specified in the Basic Lease Information, and, unless sooner terminated as herein provided, ending on the “Term Expiration Date” specified in the Basic Lease Information. If any extension option provided in this Lease is properly exercised, then the Term shall expire, unless sooner terminated as herein provided, on the last day of the subject Option Term.

Article 2

PREMISES; CONSTRUCTION

Section 2.1. Premises.

(a) Initial Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and subject to the agreements, conditions and provisions contained in the Basic Lease Information and hereinafter set forth, to each and all of which Landlord and Tenant hereby mutually agree, the Premises. Provided the Premises are delivered in the condition required by this Lease, and subject to Landlord’s obligations under this Lease, Tenant’s possession of the Premises shall be conclusive evidence of Tenant’s acceptance thereof in good order and satisfactory condition. Tenant acknowledges that no representations respecting the condition of the Premises or the suitability of the Premises for Tenant’s intended use and no promises to decorate, alter, repair or improve the Premises either before or after the execution hereof, have been made by Landlord or its agents to Tenant unless the same are expressed in this Lease. The vertical boundaries of the Premises shall extend from the unfinished surface of the floor to and including the finished ceiling, except that Tenant’s cabling, non-building standard lighting fixtures and special heating, ventilating and air conditioning equipment located in and above the finished ceiling shall be deemed part of the Premises. The area and description of the Premises are contained in the Basic Lease Information. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs, all space used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair. Exhibits “A-1” and “A-2” are for informational purposes only and is not a warranty, representation or agreement on the part of Landlord that the Building and/or any of its components will be exactly as indicated on such exhibits.

(b) Expansion Option. As of the date of execution of this Lease, the two spaces consisting of approximately 8,054 square feet in the aggregate and located immediately adjacent to the Premises, as shown on Exhibit “A-2” (each an “Expansion Option Space” and together the “Expansion Option Spaces”) are vacant. Tenant shall have the right to lease either or both of the Expansion Option Spaces commencing anytime on or before August 1, 2015 by giving unequivocal written notice of the exercise of such right (“Option Exercise Notice”) to Landlord at least forty-five (45) days prior to the commencement date desired by Tenant. The commencement date with respect to the applicable Expansion Option Space is herein called the “Expansion Commencement Date”. From the period commencing on the date of the Option Exercise Notice and ending on the Expansion Commencement Date, Tenant shall be entitled to occupy the Expansion Option Space specified in the Option Exercise Notice for purposes of performing Improvements and installing Tenant’s personal property, fixtures, cabling and equipment in accordance with this Lease. Tenant shall not owe any Rent for the Expansion Option Space during such period of early occupancy. Tenant shall commence paying Rent for the applicable Expansion Option Space on the Expansion Commencement Date. All of the terms and provisions of this Lease shall apply to the leasing of an Expansion Option Space, provided, (i) the Base Rent payable for the Expansion Option Space shall be at the Base Rent payable for the Premises as of the Expansion Commencement Date and shall escalate as and when the Base Rent escalates for the rest of the Premises, (ii) upon the expansion of the Premises, Tenant’s Percentage Share shall be increased to reflect the rentable square footage of the Expansion Space, (iii) Tenant shall take the Expansion Option Space in its as-is condition (but subject to the same obligations of Landlord related to the delivery of the initial Premises under this Lease), and shall be responsible, at its sole cost and expense (subject to the provisions of subsection (v) of this Section 2.1(b)), for performing all work required to demise the Expansion Option Space and to incorporate the Expansion Option Space into the existing Premises, including without limitation, creating common corridors as reasonably required by Landlord and as required by Applicable Law, demolishing existing improvements located within such common corridor areas, finishing the newly-altered common corridor areas (including but not limited to studs, drywall, doorways and doors, carpet and paint), creating entrances from the common corridors into the Premises, complying with exiting requirements, and performing any required mechanical, electrical and plumbing work required to relocate and to re-distribute utilities serving the Premises and any space created by the demising of the Expansion Option Space; and (iv) Tenant shall be entitled to a tenant improvement allowance proportionate to the Allowance payable with respect to the original Premises, i.e. $12.00 per rentable square foot in the Expansion Option Space multiplied by a fraction, the numerator of which is the number of days remaining in the initial 38-month Term starting on the Expansion Commencement Date and the denominator of which is the number of days in the initial 38-month Term. Notwithstanding anything to the contrary, if Tenant exercises this Expansion Option, then Tenant shall also be entitled at such time to exercise its Option to Extend (as set forth in Section 3.2 below) and, upon such concurrent exercise, Tenant shall be entitled to a Tenant Improvement Allowance for the Expansion Spaces in the amount of $12.00 per rentable square foot in the applicable Expansion Option Space; provided, however, that the Fair Market Rent (as such term is defined in Section 3.2 below) for the Option Term shall not be determined more than twelve (12) months before the expiration of the Initial Term. Tenant shall further be entitled to apply any portion of the Allowance (as defined below) that was not utilized in performance of the initial Improvements under this Lease to the cost of improvements to the Expansion Option Spaces. Notwithstanding the foregoing, if Tenant is in default beyond applicable notice and cure periods on the date of giving the Expansion Exercise Notice, then Tenant shall have no right to expand the Premises until such time as such default has been cured, and only if, upon curing the subject default, the outside date for exercise of the Expansion Options (i.e. June 15, 2015) has not passed. The term of this Lease with respect to the Expansion Space shall be coterminous with the term of this Lease for the rest of the Premises. Within thirty (30) days of Tenant occupying the Expansion Option Space, Landlord, at its cost, shall cause Landlord’s architect to measure the Expansion Option Space using the “Standard Method of Measuring Floor Area in Office Buildings” (1996) by BOMA International (“BOMA Standard’) to determine the actual number of rentable square feet in the entire Premises. All provisions of this Lease based upon the number of rentable square feet in the Premises shall be appropriately adjusted based on such determination.

Section 2.2. Rentable Area. With respect to the Premises and not to any Expansion Space(s), and only during the Initial Term of the Lease, the Rentable Area of the Premises is agreed to be the number of square feet specified in the Basic Lease Information; provided that Landlord warrants such measurement to be according to the BOMA Standard. Landlord reserves the right to remeasure the Building or any portion thereof (excluding the Premises, other than as specifically set forth in Section 2.1)from time to time, but no more than one (1) time during the Initial Term of this Lease, and to adjust Tenant’s Percentage Share of Operating Expenses and Taxes based upon such remeasurement.

Section 2.3. Common Areas. The Common Areas shall be subject to the exclusive management and control of Landlord. Landlord shall have the right from time to time to designate, relocate and limit the use of particular areas or portions of the Common Areas, so long as the same does not materially and adversely interfere with Tenant’s use and enjoyment of the Premises. Landlord shall also have the right to (i) close all or any portion of the Common Areas as may, in the sole discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person and (ii) to limit or control access to the Building by third parties other than Tenant, its employees, customers and patrons. Such limitation or control upon access may include, without limitation, establishing procedures for deliveries by messengers and caterers, and access to the Premises by Tenant’s invitees and employees.

Section 2.4. Construction of Tenant Improvements in the Premises.

(a) All references to “Premises” in this Section 2.4 shall apply to both the Initial Premises and any Expansion Option Space. Tenant accepts the Premises in an “as is” condition, subject to Landlord’s obligations under this Lease. Subject to Landlord’s obligations under this Lease, it shall be Tenant’s obligation to determine whether the Premises comply with the applicable governmental regulations with regard to Tenant’s intended use. Except for Landlord’s Work, and subject to Landlord’s obligations under this Lease, Tenant acknowledges that (i) neither Landlord nor any of its employees or agents has made any representations regarding the Premises or the suitability of the Premises for any particular use or the condition thereof; and (ii) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Notwithstanding anything to the contrary in this Lease, Landlord agrees to deliver the Premises to Tenant on the Term Commencement Date (i) in compliance with all Applicable Laws, (ii) to Landlord’s actual knowledge without duty of inquiry or investigation, free of Hazardous Substances (and, if any Hazardous Substances are discovered during the making of the Improvements which were not introduced by Tenant, Landlord shall remediate and/or remove such Hazardous Substances); (iii) free of other tenants; (iv) broom clean and free of personal property; and (v) with all systems and utilities in good working order. Landlord shall not be in default under this Lease for any failure of the Premises to comply with the delivery conditions set forth in the prior sentence so long as Landlord shall with reasonable promptness remedy the same at its sole cost and expense.

Subject to Landlord’s obligations under this Lease, Tenant shall make all repairs, alterations and other renovations (collectively the “Improvements”) of the Premises which are necessary to make the Premises fit for Tenant’s occupancy and for the purposes described herein, including without limitation payment of any sales taxes due with respect to or as a result of the Improvements at Tenant’s sole cost and expense. Tenant shall make all Improvements and each and every aspect thereof in compliance with all Applicable Laws.

(b) Tenant has engaged, and Landlord approves of, JPC Architects as the architect engaged by Tenant for the preparation of the design drawings and plans and specifications for the Improvements to the Premises. Landlord has further approved of the plans and specifications prepared by JPC Architects for the Improvements pursuant to that certain Letter Re: Proposed Tenant Improvement – OncoGenex transmitted by Landlord to Tenant by email on December 22, 2014 (“JPC Approved Plans”). The JPC Approved Plans shall not be materially modified by Tenant without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) With respect to the improvement of any Option Expansion Space(s) only, any architect engaged by Tenant with respect to Tenant’s Improvements to the Expansion Option Space(s) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall submit to Landlord two (2) sets of the working drawings and specifications (collectively, the “Plans”) showing the desired design character and finishing of the Premises and Option Expansion Space. The Plans shall set forth the alteration and renovation requirements of Tenant including, without limitation, the following:

(i) Architectural design of the space, plans, elevations, sections, material selections and finishes.

(ii) Mechanical systems and equipment to be used and its position, duct distribution system and diffuser locations.

(iii) Floor and reflected ceiling electrical plans showing outlets, type of lighting fixtures, other electrical equipment contemplated and location of panel board and switch gear.

(d) Within five (5) Business Days after receipt of the Plans, Landlord shall return to Tenant one set of prints of the Plans with its suggested modifications and/or indication that Landlord has no objection to the Plans as submitted. If Tenant, upon receipt of the Plans bearing Landlord’s comments, desires to take exception thereto, Tenant may do so in writing within ten (10) days from the date of receipt of Landlord’s comments. Unless Tenant responds within such ten (10) day period, Tenant shall be deemed to have accepted all suggested modifications. When Landlord has approved the Plans or revised Plans, as the case may be, Landlord shall initial and return one (1) set of approved Plans to Tenant, which set shall also show the date of Landlord’s approval. Tenant shall not commence construction of the Improvements until Landlord has approved the Plans. (The Plans, as approved by Landlord, are the “Approved Plans”). Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are accurate, safe or sufficient or that the same comply with any applicable laws, ordinances, building codes, or the like. Further, Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s agents, employees and contractors and the Building harmless for, from and against any loss, damage, liability, claims, cost or expense, including attorneys’ fees and costs, incurred as a result of any defects in design, materials or workmanship resulting from Tenant’s alterations, additions or improvements to the Premises, except to the extent caused by Landlord’s negligence or intentional misconduct.

(e) Construction of the Improvements shall: (a) be performed by a licensed general contractor reasonably approved by Landlord; (b) be completed in accordance with the Plans and in accordance with the Construction Rules; (c) be carried out in a good, workmanlike and prompt manner, (d) comply with all Applicable Laws; and (e) be subject to inspection and monitoring by Landlord. Tenant shall obtain all permits and other governmental approvals required for construction of the Improvements. Tenant shall commence construction of the Improvements within a reasonable time after obtaining all such required permits and governmental approvals and shall thereafter diligently proceed with completion of construction of the Improvements in conformance with the Approved Plans and the Construction Rules. Any material changes in the Improvements from the Approved Plans shall be subject to Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. For Improvements affecting the Building’s electrical, mechanical, plumbing and fire-life safety systems, Tenant must use the contractors designated on Exhibit “C-1”. For improvements affecting the Building’s exterior appearance and structure, Tenant must use contractors designated by Landlord. Notwithstanding anything to the contrary, Landlord hereby approves of BNB Builders as Tenant’s general contractor to perform the Improvements subject to Landlord’s receipt of a contractor’s license or other evidence of existence of a contractor’s license (e.g. a contractor’s license number) and a signed copy of the Vendor Rules and Regulations.

(f) Prior to the commencement of construction of the Improvements, Tenant shall provide Landlord with the following:

(i) A certificate showing evidence of all insurance required under the Lease.

(ii) A copy of all required building and/or special permits and approvals issued by the appropriate governmental authorities for the Improvements.

(g) Tenant shall be responsible for trash removal during construction of the Improvements. At Landlord’s direction, Tenant, at Tenant’s sole cost and expense, shall provide a separate dumpster for disposal of its trash.

(h) Landlord shall perform commercially reasonable construction administration services with respect to the Improvements, including without limitation, attendance at construction progress meetings. As consideration therefor, Tenant shall pay to Landlord a construction administration fee in an amount equal to three percent (3%) of the cost of the Improvements (as hereinbelow defined), which fee shall be deducted from the Construction Allowance. As used herein, “cost of the Improvements” means all costs payable by Tenant in connection with the Improvements, including without limitation sums payable to the general contractor for the specific work of improvement, and all architects’ and engineers’ fees, legal fees, permit application fees and any other fees paid to any governmental entity in connection with the work of improvement.

(i) Within sixty (60) days following the date Tenant first occupies the Premises for the conduct of its business, Tenant shall provide to Landlord (A) one (1) set of “as built” computer-aided design (“CAD”) drawings and specifications indicating all changes made from the Plans during construction of the Improvements; (2) lien waivers from all contractors, subcontractors and material suppliers; and (B) if applicable, a certificate of occupancy or permit approved and executed by the City of Bothell for the Premises.

(j) Prior to occupying the Premises for the conduct of its business or entering thereon for purposes of performing the Improvements, Tenant shall provide Landlord with (i) if applicable, a copy of the a certificate of occupancy or a permit approved and executed by the City of Bothell for the Premises; and (ii) all insurance certificates required under the Lease.

(k) Landlord shall pay to Tenant, provided (i) an Event of Default is not then existing, amounts paid by Tenant to third-party providers in connection with the Improvements but not more than the product of the number of rentable square feet in the Premises and Twelve and no/100 Dollars ($12.00) (“Allowance”). The Allowance may be used only for labor and materials in connection with the Improvements, except that a portion of the Allowance, not exceeding the product of $5.00 and the number of rentable square feet in the Premises, may be used for architectural, space planning and engineering services, MEP drawings, permit fees, low voltage cabling, construction management and interior wiring. The Allowance shall be paid by Landlord to Tenant within thirty (30) days after Tenant provides a written request for reimbursement and all of the following conditions to payments have been satisfied:

(a)	The Improvements have been completed substantially in accordance with the Plans as approved by Landlord;

(b)	Delivery to Landlord of copies of all applicable invoices included in the reimbursement request for the Improvements;

(c)	Delivery to Landlord of a final waiver of lien from the general contractor and each subcontractor performing services in connection with the Improvements and whose contract price exceeded $10,000.00, and from each vendor or material supplier supplying materials or personal property in connection with the Improvements in excess of $10,000.00 in cost;

(d)	If applicable, delivery to Landlord of a certificate of occupancy (or copies of permits approved and executed by the City of Bothell) for the Premises;

(e)	Delivery to Landlord of the executed Lease Confirmation (defined in Section 3.1); and

(f)	Tenant has commenced doing business in the Premises.

Tenant shall not be entitled to receive any portion of the Allowance not actually expended by Tenant toward the cost of the initial Improvements or improvements to the Expansion Option Spaces, nor shall Tenant have any right to apply any unexpended portion of the Allowance as a credit against rent or any other obligation of Tenant under the Lease. Any amount of the Allowance which has not been requested for reimbursement from Landlord by Tenant for the cost of Improvements (as defined herein above) as of December 31, 2015 shall be retained by Landlord and Tenant shall have no further right to any portion thereof. Notwithstanding the foregoing, any unused portion of the Allowance shall be made available to Tenant as an additional Allowance to be used by Tenant for the improvement of any Expansion Option Space.

Article 3

TERM

Section 3.1. Term; Early Access. This Lease shall be effective upon mutual execution hereof. The term of the Lease shall commence on the Term Commencement Date specified in the Basic Lease Information, and unless terminated earlier, or extended, as provided herein, shall expire on the Term Expiration Date specified on the Basic Lease Information. However, Landlord shall deliver possession of the Premises to Tenant as of the date of mutual execution and delivery of this Lease (“Delivery Date”). From the period commencing on the Delivery Date and ending on the Term Commencement Date, Tenant shall be entitled to occupy the Premises for purposes of performing the Improvements and installing Tenant’s personal property, fixtures, cabling and equipment. Tenant shall not owe any Rent for the Premises during period of early occupancy. If Landlord does not tender possession of the Premises to Tenant on or before the Delivery Date, for any reason whatsoever, Landlord shall not be liable for any damage thereby and this Lease shall not be rendered void or voidable thereby, but Tenant shall not be liable for any rent (and Tenant’s three (3) months of abated rent shall not begin to run) until such time as Landlord does tender possession of the Premises to Tenant. No failure to tender possession of the Premises on or before the Term Commencement Date shall in any way affect any other obligations of Tenant hereunder; provided, if Landlord has failed to tender the Premises to Tenant on or before the thirtieth (30th) day following the Term Commencement Date and such failure is not attributable to a Tenant Delay or to other delays beyond the reasonable control of Landlord, Tenant shall have the right to terminate this Lease at any time prior to Landlord’s tender of the Premises. Upon delivery of the Premises to Tenant, Landlord and Tenant shall execute an acknowledgement of the Term Commencement Date and other matters in the form of Exhibit “B” attached hereto (the “Lease Confirmation”). The Lease Confirmation shall be binding upon Tenant unless Tenant objects to the notice in writing delivered to Landlord within ten (10) days of Tenant’s receipt of said Lease Confirmation.

Section 3.2. Option to Extend Term.

(a) Subject to Section 2.1 hereof, Tenant shall have the option to extend (the “Option to Extend”) the initial 38-month term hereof (the “Initial Term”), on all the provisions contained in this Lease excluding the provisions of this Section 3.2, for one (1) additional consecutive three (3) year period (“Option Term”) following expiration of the Initial Term by giving irrevocable and unconditional written notice of exercise of such option (“Option Notice”) to Landlord not less than twelve (12) months and not more than fifteen (15) months before the expiration of the Initial Term; provided, (i) Tenant shall have no right to extend the Initial Term if any person or entity other than Tenant is then physically or legally occupying a portion equal to or greater than thirty percent (30%) of the rentable square footage of the Premises; and (ii) (A) if a material Event of Default exists on the date of giving the Option Notice (“Notice Date”) or (B) Landlord has delivered to Tenant two (2) or more notices of a material default at any time prior to the Notice Date, then Tenant shall have no right to extend the Term until any and all such matters are cured, and if not so cured prior to the expiration of the Initial Term, then the Option Term shall not commence and this Lease shall expire at the end of the Initial Term. The Base Rent for the first year of the Option Term shall be an amount equal to the Fair Market Rent (as hereinafter defined) of the Premises at the commencement of the Option Term (“Option Adjustment Date”). The Option to Extend is personal to Tenant and any Permitted Transferee (as hereafter defined) and shall be null and void in the event of an assignment of this Lease to any party other than a Permitted Transferee.

(b) “Fair Market Rent” shall mean the rate (including annual increases) being charged to tenants renewing leases for comparable space in comparable buildings in the Bothell, Washington commercial office market with similar amenities, taking into consideration all relevant factors. The Base Rent for the Option Term shall initially be determined by Landlord with written notice (the “Landlord’s Rent Notice”) given to Tenant within thirty (30) days after Landlord’s receipt of the Option Notice. Tenant’s exercise of the Option shall be deemed irrevocable, but if Tenant disputes the Base Rent set forth in Landlord’s Rent Notice, then the parties shall attempt to resolve any such dispute first through good-faith negotiations within thirty (30) days following delivery of Landlord’s Rent Notice to Tenant (the “Negotiation Period”). If any such dispute is not resolved within the Negotiation Period, then the dispute shall be resolved by arbitration if and so long as Tenant demands arbitration by notice to Landlord when and as provided in below. If Tenant does not elect to arbitrate, the Base Rent for the Option Term shall be the amount(s) set forth in Landlord’s Rent Notice. Should Tenant elect to arbitrate and should the arbitration not have been concluded prior to the Option Adjustment Date, then Tenant shall pay Base Rent in the amount of Base Rent payable for the month immediately preceding the month in which the Option Adjustment Date occurs (“Option Term Rent Floor”). If the amount of the Base Rent for the Option Term derived from the arbitration is greater than such Option Term Rent Floor, then any adjustment required to adjust the amount previously paid shall be made by adjustment in the next payment by Tenant of Base Rent.

(i) If Tenant disputes the amount claimed by Landlord as Base Rent for the Option Term, and Tenant timely demands that that such dispute be settled by arbitration as hereinafter provided, then the arbitration shall be conducted and determined in the City of Bothell in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as follows:

(1) Tenant shall make demand for arbitration in writing within ten (10) days after the end of the Negotiation Period, specifying therein the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker licensed in the State of Washington, having no less than ten (10) years experience in the leasing of office space in the City of Bothell, and recognized as reputable and ethical in his or her field. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto. Within ten (10) Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Rent for the Premises.

(2) If two arbitrators are chosen, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) Business Days after expiration of such ten- (10-) day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five- (5-) Business-Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the local association of realtors. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(3) The Base Rent shall be fixed by the three arbitrators in accordance with the following procedures. Each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Rent supported by the reasons therefor and shall make counterpart copies for each of the other arbitrators. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions within ten (10) Business Days after appointment of the third arbitrator. If either arbitrator fails to deliver to the other arbitrators his or her determination within such ten- (10-) Business-Day period, then the determination of the other arbitrator shall be final and binding upon the parties. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he or she chooses as that most closely approximating his or her determination of the Fair Market Rent shall constitute the decision of the arbitrators and shall be final and binding upon the parties. If either party fails to pay its share of the fees of the third arbitrator within five (5) Business Days after receipt of an invoice, or fails to execute and deliver any documents reasonably required by the third arbitrator within five (5) Business Days after receipt thereof, then the Fair Market Rent shall be determined solely by the arbitrator selected by the other party.

(4) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth in this Lease with respect to the appointment of the original third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) Business Days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties, except that such arbitrators shall not attempt by themselves to mutually ascertain the Fair Market Rent and any such determination, in a manner other than that provided for in this Lease, shall not be binding on the parties.

(5) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render the decision and award in writing with counterpart copies to each party. Except for their determination of the Base Rent in accordance with this Section 3.2, the arbitrators shall have no power to modify the provisions of this Lease.

Article 4

RENT

Section 4.1. Base Rent. Commencing on the Rent Commencement Date specified in the Basic Lease Information, Tenant shall pay to Landlord for the use of the Premises, in lawful money of the United States, Annual Base Rent in the amount specified in the Basic Lease Information, payable without notice or demand in equal monthly installments in advance, beginning on the Rent Commencement Date and thereafter on the first day of each calendar month thereafter during the Term in the sum specified in the Basic Lease Information as the “Monthly Base Rent”.

Section 4.2. Payment. All payments required to be made by Tenant under this Lease shall be made without any setoff, deduction or counterclaim whatsoever, except as otherwise set forth in this Lease, and shall be made payable to and delivered to Landlord at the address specified in the Basic Lease Information for payment of rent.

Section 4.3. Partial Months. If the Rent Commencement Date is a day other than the first day of a calendar month or if the Term expires or is terminated on a day other than the last day of a calendar month, then the Monthly Base Rent for the first and last fractional months of the Term shall be prorated on the basis of a thirty (30) day month.

Section 4.4. Advance Rent. Upon execution of this Lease, Tenant shall pay to Landlord the sum specified in the Basic Lease Information as “Advance Rent,” The Advance Rent shall be applied to Tenant’s obligation to pay Monthly Base Rent, Operating Expenses, and Taxes for the first month or months for which Monthly Base Rent Operating Expenses and Taxes are due.

Article 5

OPERATING EXPENSES

Section 5.1 Operating Expenses.

(a) Commencing on the Rent Commencement Date, Tenant shall pay an amount equal to Tenant’s Percentage Share of all Operating Expenses paid or incurred by Landlord during each calendar year of the Term and allocated to the Building. Landlord shall have the right, from time to time during the Term, to reasonably allocate Operating Expenses and Taxes to different cost pools, depending on the nature of the expense incurred. Tenant’s Percentage Share of Operating Expenses shall be determined based on the ratio of the number of rentable square feet in the Premises to the number of rentable square feet in the Building from time to time.

(b) Operating Expenses which vary with occupancy and which are attributable to any part of the Term in which the average occupancy of the Building is less than one hundred percent (100%) shall be adjusted by Landlord to the amount which Landlord reasonably believes would have been incurred if one hundred percent (100%) of the Rentable Area of the Building had been so occupied. If during all or any part of any calendar year Landlord does not furnish any particular item of work or service to portions of the Building due to the fact that such item of work or service is not required or desired by the tenant of such space, or such tenant is itself obtaining and providing such item of work or service, or for any other reason, then for the purpose of computing Operating Expenses for such calendar year, the Operating Expenses shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred by Landlord during such period if it had furnished such item of work or service to such portions of the Building. Similarly, in the event that Tenant self performs any particular item of work or service, or pays directly for the same, then Operating Expenses shall not include the cost of such particular item for any portion of the Building or Project.

(c) Landlord may, at or after the start of any calendar year notify Tenant of the amount which Landlord estimates will be Tenant’s Percentage Share for such calendar year, and one-twelfth (1/12) of the amount thereof shall be paid monthly in advance along with the Monthly Base Rent payments required to be made by Tenant in such year. In the event that during any calendar year of the Term, Landlord determines that the actual Operating Expenses for such year will exceed the estimated Operating Expenses, Landlord may revise such estimate by written notice to Tenant, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the revised estimate, an amount equal to the difference between the initial monthly estimate and the revised monthly estimate multiplied by the number of months expired during such calendar year and shall also pay an amount equal to the revised monthly estimate for the month of such payment. Subsequent installments shall be payable concurrently with the regular monthly Base Rent due for the balance of the calendar year and shall continue until the next calendar year’s estimate is rendered or Landlord next revises its estimate of Operating Expenses, whichever occurs sooner. A Statement (the “Statement”) of the Operating Expenses payable by Tenant for each year shall be given to Tenant within a reasonable period of time after the end of each calendar year. If Tenant’s Percentage Share of Operating Expenses as shown on such Statement is greater or less than the total amounts actually paid by Tenant during the year covered by such Statement, then within fifteen (15) days after receipt of the Statement, Tenant shall pay any sums owed Landlord or, if applicable, Tenant shall receive a credit against any rent next accruing for any sum owed Tenant. The amount of Operating Expenses payable by Tenant for any calendar year in which the Term is less than a full calendar year shall be prorated on the basis which the number of days in the Term in such calendar year bears to 365. Following expiration of the calendar year in which this Lease expired or was terminated, Landlord shall give a final Statement to Tenant for such calendar year. If Tenant’s Percentage Share of any Operating Expenses as shown on the final Statement is greater or less than the total amount of Operating Expenses actually paid by Tenant with respect to the year covered by the final Statement, then within fifteen (15) days after receipt of the Statement, the appropriate party shall pay to the other party any sums owed. Anything herein to the contrary notwithstanding. Landlord’s failure to deliver (or delay in delivery of) any estimate of Operating Expenses or any annual Statement shall not negate Landlord’s right to collect the amount otherwise due to Landlord hereunder.

(d) “Operating Expenses” as used in this Lease, shall include all reasonable costs, charges and expenses incurred from time to time in the course of ownership, management, operation, repair, maintenance and replacement of the Project, the Building, the Premises and the Common Areas, including, without limitation:

(i) Wages, salaries and other compensation and benefits, and reimbursement of expenses incurred by, employees, independent contractors and agents of Landlord to the extent actually performing services for the Project.

(ii) Costs of operating, maintaining, repairing, replacing, lighting, cleaning, sweeping, painting, gardening and landscaping the Building and the Project, janitorial service, costs of removing snow and ice, trash removal, repair, restriping and resurfacing the parking areas, pest extermination, and including the cost of service contracts for the foregoing.

(iii) Supervised fire sprinkler alarm systems contract and costs of purchasing or renting mechanical equipment, supplies, tools, materials, and uniforms.

(iv) The cost of operating, maintaining, repairing and replacing any electrical, mechanical, automatic fire sprinkler and other utilities systems which serve the Premises in common with the entire Building.

(v) Premiums and other charges (including costs of claims adjustments and deductible amounts not exceeding $25,000) for commercial general liability and property insurance, and such other insurance coverage, in such amounts, as Landlord, in its sole discretion, elects to maintain, including, without limitation, workers’ compensation, earthquake, loss of rents, terrorism and civil commotion coverage.

(vi) Costs of providing electricity, water, gas, steam, sewer, telephone, communication and other utility services.

(vii) Sales, use and excise taxes on goods and services purchased by Landlord.

(viii) License, permit and inspection fees.

(ix) Dues, fees and assessments levied by any P.U.D., B.I.D. or neighborhood or owners’ association.

(x) Reasonable fees for property management, administration and accounting services and costs incidental thereto, whether provided by an independent management company, Landlord, or an affiliate of Landlord and imputed rent not to exceed the fair market rental value of the square footage of the Project’s fitness center (if any) and management office; provided, however, during the first three (3) years of the Term of the Lease property management fees shall not exceed five percent (5%) of gross revenues from the Project.

(xi) Operating costs incurred by Landlord to comply with governmentally-mandated green building operations laws, rules and regulations, such as, but not limited to, separation of recycling materials, recording and reporting the government electrical usage or other sustainability efforts, composting and the like.

(xii) Except as otherwise expressly set forth herein, the costs of any capital improvements, equipment or devices installed or paid for by Landlord (i) required or desired for the health and safety of tenants and occupants, (ii) to conform with any laws, rules, regulations or requirements of any governmental or quasi-governmental authority having jurisdiction in any case first applicable to the Building or Project after the Effective Date or of the board of fire underwriters or similar insurance body, (iii) to effect a labor saving energy saving or other economy, reduce utility consumption and/or greenhouse emissions or, (iv) reasonably designed to improve the operating efficiency of the Building, amortized over the useful life of such capital improvement, equipment or device (as reasonably determined by Landlord), as well as interest on the unamortized balance at the Specified Rate on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed funds.

(xiii) Assessments made on or with respect to the Project pursuant to any CC&Rs, Public Utility District conditions, Local Improvement District conditions and/or owner’s associations affecting the Project, or any portion thereof.

(xiv) The costs of (i) window coverings provided by Landlord, (ii) carpeting and wall coverings in the Common Areas, and (iii) other furnishings in Common Areas which, as a result of normal use, require periodic replacement, amortized over the useful life of such improvements (as determined by Landlord), as well as interest on the unamortized balance at the Prime Rate on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed funds, if more than thirty-five percent (35%) of the window coverings, wall coverings, carpeting or furnishings are replaced during any calendar year. If thirty-five percent (35%) or less of the window coverings, wall coverings, carpeting or furnishings are replaced during any calendar year then the entire cost of replacing such window coverings, wall coverings, carpeting or furnishings shall be an Operating Expense in the calendar year the cost is incurred.

(xv) Compliance with air, water and noise quality and/or control statutes, laws, codes, rules and regulations including, without limitation, statutes, laws, codes, rules and regulations relating to toxic substances or hazardous wastes; other than with respect to any violations in existence as of the Delivery Date.

(xvi) Fees for local civic organizations, dues for professional and trade associations, and costs and expenses of third-party training for on-site management staff.

(xvii) Costs of minor capital improvements or expenditures where such improvement or expenditure costs less than Twenty Thousand Dollars ($20,000) in any given calendar year.

(xviii) Costs of providing, installing, modifying and upgrading energy and water conservation equipment and systems, life safety and emergency response systems, materials and procedures and telecommunication and broadband systems and equipment if any.

(xix) Costs of auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance, repair, replacement, operation, administration, supervision and management of the Project.

(xx) Costs of re-commissioning for the purpose of verifying and documenting all of the systems and assemblies of the Building and Common Area are planned, designed, installed, tested, operated and maintained to operate as efficiently as possible, provide a safe and comfortable work environment, and optimize overall building performance.

(xxi) Costs incurred by Landlord prior to the commencement of the term of the Lease, if such amounts have been amortized by Landlord and included in Operating Expenses over a period of years, a portion of which is within the term of the Lease.

(e) Notwithstanding anything to the contrary, Operating Expenses shall not include:

(i) Leasing commissions, attorneys’ fees, costs, and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants.

(ii) Expenses incurred in construction of tenant improvements or otherwise in improving or decorating space for tenants or other occupants of vacant space.

(iii) Landlord’s costs of electricity and other services sold or provided to tenants in the Building for which Landlord is reimbursed as a separate additional charge over and above the basic rent or escalation payment payable under the lease with any tenant.

(iv) Costs incurred by Landlord for alterations which are considered capital improvements and replacements under generally accepted accounting principles consistently applied, and all other costs of a capital nature including, but not limited to, capital improvements, capital repairs, capital equipment and capital tools, all in conformity with generally accepted accounting principles consistently applied, except as expressly permitted pursuant to Section 5.l.

(v) Depreciation of the Building.

(vi) Costs incurred by Landlord to obtain LEED certification and recertification for the Building.

(vii) Amounts paid to subsidiaries or other affiliates of Landlord (i.e., persons or companies controlled by, under common control with, or which control, Landlord) for services in or to the Building, the land on which it is situated or the Premises (or any portion of any of the foregoing) to the extent that the cost of such services exceeds the competitive cost of such services were they not so rendered by a subsidiary or other affiliate of Landlord.

(viii) Payments of principal, interest, late fees, prepayment fees or other charges on any debt secured by a mortgage or mortgages covering the Building, or rental payments under any ground or underlying lease or leases.

(ix) Landlord’s general administrative overhead expenses for services not specifically performed for the Building, or salaries of any officer or employee of Landlord (or any subsidiary or affiliate of Landlord) above the level of building manager, or any other expenses not related to the Project.

(x) Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord at a profit.

(xi) All items and services for which Tenant pays directly to third parties.

(xii) Advertising and promotional expenditures.

(xiii) Any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority.

(xiv) Except for the cost of any insurance deductible (not to exceed $25,000), the cost of which shall not be excluded from Operating Expenses, the cost of repairs and the replacements incurred by Landlord by reason of fire or other casualty covered by insurance, or caused by exercise of the right of eminent domain.

(xv) Rent under a ground lease or master lease, if any.

(xvi) Advertising and promotion expenditures.

(xvii) Costs incurred in performing work or furnishing services to or for individual tenants (including Tenant), at such tenant’s expense.

(xviii) Rental concessions and lease buy-outs.

(xix) Any costs related to the remediation or removal of any Hazardous Substances from the Building or Project (unless brought thereon by Tenant) and any costs, fees, fines or other expenses related to any failure of the Building or Project to comply with any laws, codes, ordinances or regulations related to Hazardous Substances.

(xx) Costs related to curing Landlord’s defaults or performing work resulting from violation by Landlord of the terms of any lease for space in the Project or any service contract at the Project.

(xxi) Costs related to curing any failure of the Building or Project to comply with any applicable laws, codes, ordinances or regulations, except as set forth above in Section 5.1.

Section 5.2. Statement of Operating Expenses. Unless Tenant objects in writing regarding specific discrepancies in the Operating Expense calculations for any calendar year within ninety (90) days after receipt of Landlord’s final calculations for such calendar year, Tenant shall be deemed to have approved the same and to have waived the right to object to such calculations. Within ninety (90) days after receipt of the Statement, upon five (5) days prior written notice and during normal business hours, at Landlord’s office or such other place as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding calendar year only. Any third party engaged by Tenant to inspect or examine the books and records shall be a certified public accountant from a nationally or regionally recognized accounting firm and such accountant shall not be compensated on a contingency fee or similar basis. If, after inspection and examination of such books and records, Tenant disputes the amounts of Operating Expenses charged by Landlord, Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant (“CPA”) acceptable to both Landlord and Tenant, who shall not be compensated on a contingency fee or similar basis. If, within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree on the CPA to conduct such audit, then Landlord may designate a nationally recognized accounting firm not then employed by Landlord or Tenant to conduct such audit. The audit shall be limited to the determination of the amount of Operating Expenses for the subject calendar year. If the audit discloses that the amount of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject calendar year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Tenant shall keep any information gained from such audit confidential and shall not disclose it to any other party. The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligation to timely pay all sums due hereunder, including, without limitation, the disputed Operating Expenses. Tenant and its auditor shall comply with such reasonable rules and regulations as Landlord may promulgate in connection with such inspection, examination and/or audit. Additional Rent payable by Tenant which would not otherwise be due until after the date of the expiration or earlier termination of the Lease shall, if the exact amount is uncertain at the time this Lease expires or terminates, be paid by Tenant to Landlord upon such expiration or termination in an amount to be determined by Landlord, with an adjustment to be made once the exact amount is known.

Article 6

TAXES

Section 6.1. Taxes.

(a) Commencing on the Rent Commencement Date, Tenant shall pay an amount equal to Tenant’s Percentage Share of all Taxes paid or incurred by Landlord during each calendar year of the Term and allocated to the Building. Tenant’s Percentage Share of Taxes shall be determined based on the ratio of the number of rentable square feet in the Premises to the number of rentable square feet in the Building from time to time.

(b) Landlord may, at or after the start of any calendar year notify Tenant of the amount which Landlord estimates will be Tenant’s Percentage Share of Taxes for such calendar year, and one-twelfth (1/12) of the amount thereof shall be added to the Monthly Base Rent payments required to be made by Tenant in such year. Statements of the Taxes payable by Tenant for each year shall be given to Tenant within a reasonable period of time after the end of each calendar year. If Tenant’s Percentage Share of Taxes as shown on such Statement is greater or less than the total amounts actually paid by Tenant during the year covered by such Statement, then within fifteen (15) days after receipt of the Statement, Tenant shall pay any sums owed Landlord or, if applicable, Tenant shall receive a credit against any rent next accruing for any sum owed Tenant; provided, If the Term Expiration Date has occurred any such amount shall be paid by Landlord to Tenant within thirty (30) days after receipt by Landlord.

(c) If Landlord reasonably contests the amount or validity of any Taxes or otherwise seeks a reduction in or refund of Taxes and as a result Taxes are reduced or refunded, Landlord shall be reimbursed for its actual, reasonable costs incurred in connection with such contest or challenge. Tenant’s Percentage Share of the balance of any refund or credit shall, at Landlord’s election, be refunded to Tenant or credited against Taxes next accruing, provided, if there remains a credit due to Tenant upon the expiration of the Term, the remaining credit shall be refunded to Tenant. Tenant shall only share in such refund or credit if the tax year with respect to which the refund or credit is issued was during the Term and the amount to be refunded or credited shall in no event exceed the Taxes actually paid by Tenant with respect to such year.

(d) The amount of Taxes payable by Tenant for any calendar year in which the Term is less than a full calendar year shall be prorated on the basis which the number of days in the Term in such calendar year bears to 365. Following the expiration or termination of this Lease, Landlord may deliver to Tenant an estimate of the final statement for such partial calendar year. If Tenant’s Percentage Share of Taxes for such partial calendar year as shown on such estimated statement is greater than the total amount of Taxes actually paid by Tenant during such partial calendar year, Landlord shall have the right to deduct the amount of the deficiency from any Deposit held by Landlord pursuant to Section 7.1 of this Lease. If there is no Deposit, or if all of such Deposit has previously been applied by Landlord, Tenant shall, within fifteen (15) days after receipt of such estimated final statement, pay to Landlord the amount of the deficiency. Whether or not Landlord has delivered to Tenant an estimated statement at the end of the Term, following expiration of the calendar year in which the Lease expired or was terminated, Landlord shall give a final statement of Taxes for such calendar year. If Tenant’s Percentage Share of any Taxes as shown on such final statement is greater or less than the total amounts of Taxes actually paid by Tenant during the year covered by the statement, then within fifteen (15) days thereafter the appropriate party shall pay to the other party any sums owed.

Section 6.2. Other Taxes. Tenant shall reimburse Landlord upon demand for any and all taxes, surcharges, levies, assessments, fees and charges payable by Landlord, whether or not now customary or within the contemplation of the parties hereto: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements (but only to the extent such leasehold improvements are separately assessed), regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or measured by any rent payable hereunder, including, without limitation, any gross income or gross receipts, tax or excise tax levied by the city and/or county where the Building is located, the State of Washington, the federal government of the United States or any other governmental body with respect to the receipt of such rent; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

Article 7

LETTER OF CREDIT

Section 7.1. Letter of Credit.

(a) Tenant shall deliver to Landlord, upon Tenant’s execution of this Lease, a Letter of Credit (the “Letter of Credit”) in the face amount of One Hundred Ninety Thousand and no/100 Dollars ($190,000.00). The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary letter of credit issued by and drawable upon any commercial bank which is a member of the New York Clearing House Association or other bank satisfactory to Landlord, trust company, national banking association or savings and loan association with offices in the City of Seattle (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “BBB+” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. Notwithstanding anything to the contrary, Landlord hereby approves of Silicon Valley Bank as an Issuing Bank. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple partial drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall not expire prior to the 45th day following the expiration of the term of this Lease; provided, if the Letter of Credit is issued for a period that expires prior to the 45th day following the expiration of the term of this Lease, then it shall expressly state that it will be deemed automatically renewed, without amendment, for consecutive periods of one year (the last of which extensions shall end no sooner than 45 days following the expiration of the term of this Lease) unless the Issuing Bank sends a notice (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Santa Clara, California. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If (a) an Event of Default exists under the Lease, or (b) Landlord receives a Non-Renewal Notice, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the face amount of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (b) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 7. If Landlord applies or retains any part of the proceeds of the Letter of Credit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Term. If Tenant performs all of Tenant’s obligations hereunder, the Letter of Credit, if applicable, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Term, and after Tenant has vacated the Premises.

(b) Provided Tenant has not been in material monetary default beyond applicable notice and cure periods during the first (1st) Lease Year, the face amount of the Letter of Credit shall be reduced to One Hundred Twenty-Five Thousand and no/100 Dollars ($125,000) effective the first day of the second (2nd) Lease Year, and provided Tenant has not been in material monetary default beyond applicable notice and cure periods during the first two (2) Lease Years, the face amount of the Letter of Credit shall be reduced to Sixty-Five Thousand and no/100 Dollars ($65,000) effective the first day of the third (3rd) Lease Year.

(c) Anything herein to the contrary notwithstanding, if the Premises is expanded to incorporate additional space pursuant to Section 2.1(b), and if Landlord either provides Tenant with a construction allowance or pays a leasing commission in connection with such expansion, or both, then as a condition to the expansion becoming effective, Tenant shall increase the then-current face amount of the Letter of Credit by an amount equal to the entire Allowance and Leasing Commission payable in connection with such expansion (the “Incremental Letter of Credit Amount”). In addition to any other reduction of the face amount of the Letter of Credit provided herein, provided Tenant not been in material monetary default beyond applicable notice and cure periods during the first (1st) expansion space, the Incremental Letter of Credit Amount shall be reduced by one-third (1/3) at the end of such twelve (12) month period, and provided Tenant not been in material monetary default beyond applicable notice and cure periods during the first (1st) twenty-four (24) months following the date rent commenced to be payable with respect to the subject expansion space, the original Incremental Letter of Credit Amount shall be reduced by one-third (1/3) at the end of such twenty-four (24) month period.

Article 8

USE AND OPERATION

Section 8.1. General.

(a) The Premises shall be used and occupied only for the purposes specified in the Basic Lease Information. Tenant shall not use or permit the Premises to be used for any other purpose without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Landlord makes no warranty, representation or agreement that the Building will be continuously occupied throughout the Term or that the other tenants or occupants of the Building, including, without limitation, any retail stores, which now occupy space in the Building will remain occupants of the Building throughout the Term.

(b) Tenant shall operate its business at the Premises at all times in a first class manner.

(c) Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the conduct of business of other tenants or occupants of the Building or injure or annoy them or use or allow the Premises to be used for any illegal, improper, immoral or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on, or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on, or about the Premises. Tenant shall comply with all covenants and obligations in the CC&R’s which affect the use and operation of the Premises, the Common Areas and/or the Project. Notwithstanding the foregoing, Landlord hereby represents and warrants to Tenant that the CC&R’s do not prohibit Tenant’s use of the Premises for office purposes.

(d) Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with or violate any Applicable Law. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of fire insurance upon the Building or any of its contents, and Tenant shall, at its sole cost and expense, promptly comply with all Applicable Law now in force or which may hereafter be in force, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use, or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s alterations or improvements. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord be a party thereto or not, that Tenant has so violated any Applicable Law shall be conclusive evidence of such violation as between Landlord and Tenant.

(e) Tenant shall faithfully observe and comply with the rules and regulations of the Building (the “Rules and Regulations”), a copy of which are attached hereto as Exhibit “E”) and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Landlord. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of the Rules and Regulations.

(f) Tenant shall comply with any practices or procedures that Landlord, acting reasonably, may from time to time introduce to reduce or control Operating Expenses and utility consumption, and shall pay, as Additional Rent, all costs, as determined by Landlord, that may be incurred by Landlord as a result of any non-compliance.

Section 8.2. Hazardous Substances.

(a) Tenant shall not cause or permit the escape, disposal or release of any Hazardous Substances in the Project. Tenant shall not allow the storage or use of Hazardous Substances in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity and amounts of such substances or materials.

(b) If any lender or governmental agency requires testing to ascertain whether there has been a Release upon, in or from the Premises, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand.

(c) Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.

(d) Tenant shall indemnify Landlord and its Building Manager, its and their agents and employees from and against any and all clean-up costs and expenses, losses, damages, claims, or liability for any damage to any property or injury, illness or death of any person resulting from (i) any Release on the Premises caused by Tenant or persons acting under Tenant, or (ii) any Release occurring elsewhere during the Term of the Lease if caused by Tenant or persons acting under Tenant. The covenants contained herein shall survive the expiration or earlier termination of the Lease.

(e) Notwithstanding anything to the contrary, Landlord hereby warrants to Tenant that as of the Delivery Date, to Landlord’s actual knowledge without duty of inquiry or investigation, there shall be no Hazardous Substances in or about the Premises.

Section 8.3. Alterations to Building. Landlord shall have the right from time to time to make changes or alterations to any portion of the Building other than the Premises (which may include, but are not limited to, repair or replacement of the Building’s exterior facade, exterior window glass, elevators, electrical systems, plumbing system, common hallways, restrooms and/or lobbies). Except to the extent caused by Landlord’s negligence or intentional misconduct, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or any diminution or abatement of rent as a result of any noise, dust, vibration or other disturbance to Tenant’s business at the Premises (provided Tenant is not denied access to the Premises) arising out of the making of such changes or alterations and such changes or alterations shall not be deemed to be a constructive or actual eviction or a breach of Landlord’s covenant of quiet enjoyment. Landlord shall use reasonable efforts to minimize disruption of Tenant’s business during the making of any such changes or alterations; provided, however, that Landlord shall not be obligated to employ labor at overtime rates unless necessary to avoid unreasonable disruption of Tenant’s business. If Landlord believes that any such changes or alterations are reasonably likely to materially disrupt Tenant’s business in the Premises, then Landlord shall provide Tenant with twenty-four (24) hours’ notice (either orally or in writing) prior to conducting such changes or alterations.

Article 9

SERVICES AND UTILITIES

Section 9.1. General.

(a) Landlord shall furnish to the Premises (i) lines for electricity, domestic water, and sewage disposal, (ii) HVAC and (iii) elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency or power outage), and other utility services serving the Building in such quantities as Landlord, from time to time reasonably determines to constitute normal use for tenants in the Building and comparable quality buildings, or as may be specified in the Environmental Management Plan.

(b) Any rebalancing of the climate control system necessitated by the installation of partitions, equipment or fixtures by Tenant or by any use of the Premises not in accordance with the design standards of such system shall be performed by Landlord at Tenant’s expense.

(c) Landlord shall replace Building standard and, at Landlord’s election, non standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls in the Premises. In carrying out its obligations, Landlord may adopt a system of periodic group re-lamping in accordance with sound building management practices.

(d) Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Performance Objectives. Where use of potable water is not necessary, Tenant acknowledges and consents to Landlord’s collection, treatment and reuse of condensate water, rainwater, and graywater for use as flushing water in washrooms and in other applications within and around the Building.

(e) Landlord shall provide janitorial service to the Premises on each weekday, exclusive of Holidays, provided access is granted to the person or persons employed or retained by Landlord to perform such work. Landlord shall not be required to provide janitorial services for portions of the Premises which are locked and inaccessible to Landlord, or which are designed specifically to allow preparation of food or beverages, defined more or less as a kitchen or pantry area (except for collecting trash, dusting and sweeping, and light wiping down), for storage, or for private lavatories (excluding multi-stall Common Area restrooms, which are cleaned and serviced by Landlord).

(f) Tenant shall pay Landlord, at the charges established by Landlord from time to time, for all supplementary services requested by Tenant and provided by Landlord or its agents to

Tenant, which charges shall be payable by Tenant within thirty (30) days of receipt of invoice. Such supplementary services shall include, without limitation, maintenance, repair, janitorial, cleaning, HVAC and other services requested by Tenant and provided during hours other than Ordinary Business Hours.

(g) Landlord may provide security services for the Building, but Landlord shall not be obligated to provide security services or be deemed to have warranted the effectiveness of any security services that are provided or the personnel, procedures or equipment used in connection therewith, and except to the extent caused by Landlord’s gross negligence or intentional misconduct, Landlord shall not be liable in any manner for the failure of any security services to prevent personal injury or death or property damage or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

(h) Except to the extent caused by Landlord’s negligence or intentional misconduct, Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, communication services, labor or other supplies or by any other condition beyond Landlord’s reasonable control, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant. Notwithstanding the foregoing, if Tenant is prevented from using the Premises for the conduct of its business for three (3) consecutive business days (the “Eligibility Period”) as a result of an interruption in utilities to the Premises caused by Landlord then, in any and all such events, Tenant’s obligation to pay Rent shall be abated from and after the first day following the last day of the Eligibility Period and continuing for such time that Tenant continues to be so prevented from using the Premises for the conduct of its business.

(i) If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, light or electricity or the provision of any other utility service provided with respect to this Lease, or if Landlord is required to make alterations to the Building in order to comply with such mandatory controls or guidelines, Landlord may, in its reasonable discretion, comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building. Neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder, or constitute or be construed as a constructive or other eviction of Tenant.

(j) Landlord, at is sole cost and expense, shall provide a proportionate amount of directory signage in the main lobby directory and Building standard suite entry signage on the second (2nd) floor.

Section 9.2. Tenant’s Obligations.

(a) Tenant shall keep the corridors, hallways and other common areas of the Building free of Tenant’s debris. In the event of damage to any part of the Building resulting from Tenant’s removal of its refuse, Tenant shall, upon demand, reimburse Landlord for the cost of repairs thereto.

(b) Tenant shall participate in the Building’s recycling, waste management, energy efficiency, water conservation, and transportation management programs as may be reasonably instituted by the Landlord from time to time.

(c) Tenant shall not introduce into the Building any substance which may negatively affect the indoor air quality or add an undue burden to the cleaning or maintenance of the Premises or the Building, and Tenant shall reimburse Landlord for any cost incurred by Landlord resulting from Tenant’s failure to comply with this provision.

Article 10

ALTERATIONS

Section 10.1. General.

(a) This Article 10 shall not apply to Tenant’s initial improvements to the Premises, which are covered by Section 2.6. Tenant shall (i) not make or cause to be made any alterations, additions or improvements including, without limitation, any Major Repairs (collectively “Alterations”) in, on or to any portion of the Building or the Common Areas outside of the interior of the Premises, nor (ii) make or suffer to be made any Alterations in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may withhold its consent in its sole discretion if any proposed Alterations will adversely affect the structure or safety of the Building or its communications, electrical, plumbing, heating, mechanical or life safety systems. When applying for any such consent, Tenant shall furnish complete plans and specifications for the desired Alterations. Subsequent to obtaining Landlord’s consent and prior to commencement of construction of the Alterations, Tenant shall deliver to Landlord the building permit covering the Alterations. Tenant shall pay to Landlord upon demand a review fee in the amount of three percent (3%) of the construction cost of the Alterations to compensate Landlord for the cost of review and approval of the plans and specifications and for additional administrative costs incurred in monitoring the construction of the Alterations. If Landlord consents to the making of any Alterations, the same shall be made by Tenant at Tenant’s sole cost and expense, using contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided that Tenant shall not be required to use contractors (i) who are not reasonably available to commence the Alterations in a manner that will not delay completion thereof or (ii) whose cost materially exceeds the cost charged by each of three (3) other bids received by Tenant by contractors for such Alterations. For Alterations affecting the Building’s exterior appearance, structural, electrical, mechanical, plumbing or life safety systems, Tenant must use contractors designated by Landlord. All Alterations shall be made in compliance with the Construction Rules, and with the green construction provisions set forth in Section 2.2 of the Environmental Management Plan so long as such green construction provisions do not increase the cost of the Alterations. Tenant shall require its contractor to maintain insurance in amounts and in such form as Landlord may require. Any Alterations undertaken by Tenant shall be completed in accordance with the plans and specifications approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, shall comply with all Applicable Laws and the Construction Rules and shall be subject to supervision or monitoring by Landlord or its employees, agents or contractors. Without Landlord’s prior written consent Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations. In making Alterations to the Premises, Tenant shall use only new materials, or recycled materials approved by Landlord. Within thirty (30) days after completion of construction of any Alterations, Tenant shall promptly deliver to Landlord a full and complete set of “as built” drawings for such Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Building in order to comply with any Applicable Laws (e.g. ordinances intended to provide full access to handicapped persons), then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall remain on and be surrendered with the Premises upon the expiration or sooner termination of the Term, except as otherwise provided in Section 25.1. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are accurate, safe or sufficient or that the same comply with any applicable laws, ordinances, building codes, or the like. Further, Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s agents, employees and contractors and the Building harmless for, from and against any loss, damage, liability, claims, cost or expense, including attorneys’ fees and costs, incurred as a result of any defects in design, materials or workmanship resulting from Tenant’s alterations, additions or improvements to the Premises, except to the extent caused by Landlord’s negligence or intentional misconduct and subject to Section 15.3 below.

(b) Tenant shall give Landlord at least fifteen (15) days prior written notice of commencement of any Alteration in order to enable Landlord to post and record notices of non-responsibility. Tenant shall keep the Premises, Common Areas, Building and the real property upon which the Building is situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Within thirty (30) days after completion of any Alterations, Tenant shall deliver to Landlord unconditional lien releases from each contractor and subcontractor performing work in the Building.

(c) If any construction, alteration, addition, improvement or decoration of the Premises by Tenant interferes with the harmonious labor relations in existence in the Building, all such work shall be halted immediately by Tenant until such time as construction can proceed without any such interference.

(d) Tenant shall indemnify, defend, and hold Landlord harmless against any and all loss, cost, damage, injury and expense arising out of or in any way related to claims for payment for work or labor performed, or materials or supplies furnished, to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Premises, the Common Areas or the Building, whether or not Tenant obtained Landlord’s permission to have such work done, labor performed, or materials or supplies furnished, except to the extent caused by Landlord’s negligence or intentional misconduct and subject to Section 15.3 below.

Article 11

MAINTENANCE AND REPAIRS

Section 11.1. Repairs.

(a) Except as otherwise provided in this Lease, Tenant shall take good care of the Premises and shall make all repairs to the Premises and all improvements therein, and all building systems, fixtures and utilities serving the Premises on an exclusive basis, whether constructed by or at the direction of Landlord or Tenant, in order to preserve the Premises in first-class and clean, safe and good working order and condition. Landlord shall have no obligation to make any repairs except as expressly provided herein (if any), nor until Landlord has received written notice from Tenant of the need therefor. Landlord gives to Tenant exclusive control of the Premises (subject to the terms hereof) and Landlord shall be under no obligation to inspect the Premises. Tenant shall at once report in writing to Landlord any defective conditions known to Tenant which Landlord is required to repair. Tenant’s obligations under this Section 11.1(a) shall include, without limitation, the replacement of equipment, fixtures and all plate glass located in the Premises (other than exterior windows), the painting of the interior and replacement of floor coverings when necessary in order to maintain at all times a clean and sightly appearance and the repair of mechanical, plumbing and utility systems and fixtures wherever located and whether or not concealed serving the Premises on an exclusive basis.

(b) Subject to ordinary wear and tear and the provisions of Section 11.1(a), and except for damage by casualty and condemnation (which shall be controlled by Articles 14 and 22, respectively), Landlord, at its cost (but subject to reimbursement as provided in Article 5 or, as applicable Section 11.1(c)), shall repair and maintain in good condition and working order, (i) the exterior and structural portions of the Building, including without limitation the roof, foundation, bearing and exterior walls and slab flooring, (ii) mechanical, plumbing and utility systems that do not exclusively serve the Premises, (iii) the fire/life safety system of the Building, if any, and (iv) the Common Areas, Landlord shall have no obligation to maintain or repair any improvements or equipment installed by or for Tenant, whether or not located within the Premises.

(c) To the extent repairs are Tenant’s responsibility hereunder, if Tenant refuses or neglects to make repairs and/or perform its maintenance obligations in accordance with Tenant’s obligations under this Lease, Landlord shall have the right, (i) immediately, in the event of an emergency (defined as something needing to be done to protect the Building or its systems from damage or to protect against personal injury, or (ii) in the event there is no emergency involved, upon giving Tenant five (5) days’ written notice of its election to do so, if Tenant does not commence to make such repairs and/or perform such maintenance during such five (5) day period or such longer period of time as is reasonably required to make such repairs provided Tenant commences repairs promptly and thereafter diligently prosecutes the same to completion, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. In such event, all work performed by Landlord shall be paid for by Tenant as Additional Rent within thirty (30) days of receipt of an invoice therefor (whether or not Landlord shall have given Tenant notice of the need therefor).

(d) If Landlord believes that any repairs and/or maintenance to be made by Landlord are reasonably likely to materially disrupt Tenant’s business in the Premises, then Landlord shall provide Tenant with twenty-four (24) hours’ notice (either orally or in writing) prior to conducting such repairs and/or maintenance.

(e) Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in the condition described in Section 25.1.

(f) Subject to Section 15.3, the cost of repair of all damage or injury to the Premises, the Building or any Building Systems caused directly or indirectly by Tenant or by any person who may be in or upon the Premises, or the Building with Tenant’s consent or at Tenant’s invitation, shall be paid for by Tenant. Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for any damage caused to property or injury or death caused to any person, or any other loss or damage whatsoever caused by the actions or failure to act of another tenant of the Building.

Article 12

ASSIGNMENT AND SUBLETTING

Section 12.1. General.

(a) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (a) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; (b) permit the Premises or any part thereof to be utilized by anyone other than Tenant (whether as concessionaire, franchisee, licensee, permittee or otherwise); or (c) except as hereinafter provided, sublet or offer or advertise for subletting the Premises or any part thereof. Any assignment, mortgage, pledge, encumbrance, transfer or sublease without Landlord’s consent shall be voidable by Landlord and, at Landlord’s election, shall constitute a default. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of a controlling percentage of the capital stock of Tenant or the sale of fifty percent (50%) or more of the value of the assets of Tenant, shall be deemed an assignment of this Lease by Tenant. The phrase “controlling percentage” shall mean the ownership of, and the right to vote, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding, and entitled to vote for the election of directors. The preceding two sentences shall not apply to corporations, the stock of which is traded through an exchange or over the counter. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary, or by operation of law of any partner or partners owning a total of fifty percent (50%) or more of the partnership, or the dissolution of the partnership, shall be deemed an assignment of this Lease by Tenant. If Tenant is a limited liability company, a withdrawal or change, voluntary, involuntary, or by operation of law of any member or members owning a total of fifty percent (50%) or more of the membership interest, or any change in any managing member or the dissolution of the company, shall be deemed an assignment of this Lease. If Tenant consists of more than one person, a purported assignment, voluntary, involuntary, or by operation of law, by any one of the persons executing this Lease shall be deemed a voluntary assignment of this Lease by Tenant.

(b) Anything in this Lease to the contrary notwithstanding, Tenant shall have the right, without Landlord’s consent or approval, to assign this Lease to (i) any person or entity who or which controls, is controlled by, or is under common control with, Tenant, (ii) any person or entity who or which acquires substantially all of the assets of the business of Tenant operated on the Premises or the capital stock of Tenant (or, if applicable, partnership or membership interests in the business entity that constitutes Tenant); (iii) any entity into or with which Tenant merges; or (iii) any successor to Tenant by reorganization, so long as the merger, consolidation, reorganization or acquisition of stock or assets or other assignment is not done principally for the purpose of avoiding the restrictions on transferability set forth in this Lease and provided further that (a) Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (i), (ii) or (iii) above, (b) such assignee, subtenant or successor-in-interest expressly assumes Tenants’ obligations and liabilities under this Lease; and (c) the tangible net worth, debt/tangible net worth ratio, and cash flow from operations of said assignee and Tenant after the transfer are equal to or better than that of Tenant as reflected in Tenant’s fiscal year 2014 financial statements. An assignee pursuant to the foregoing is referred to in this Lease as “Permitted Assignee.”

Section 12.2. Notice and Procedure. If at any time or from time to time during the Term, Tenant desires to assign or sublet all or any part of the Premises, then at least fifteen (15) days, but not more than one hundred twenty (120) days, prior to the date when Tenant desires the assignment or subletting to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Notice”) which shall set forth the name, address and business of the proposed assignee or sublessee, information (including financial statements and references) concerning the character of the proposed assignee or sublessee, a detailed description of the space proposed to be assigned or sublet, which must be a single, self-contained unit (the “Space”), any rights of the proposed assignee or sublessee to use Tenant’s improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Notice shall not be deemed to have been received until Landlord receives such additional detail. Landlord shall have the option, exercisable by giving notice to Tenant at any time within fifteen (15) days after Landlord’s receipt of the Notice to terminate this Lease as to the Space as of the Transfer Date, in which event Tenant shall be relieved of all further obligations hereunder as to the Space or the entire Premises, as applicable. No failure of Landlord to exercise this option shall be deemed to be Landlord’s consent to the assignment or subletting of all/or any portion of the Space or the Premises. Provided Landlord has consented to such assignment or subletting, Tenant may assign or sublet the Space to the transferee named in the Notice subject to the following conditions:

(a) The assignment or sublease shall be on the same terms set forth in the Notice given to Landlord;

(b) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Space until an executed counterpart of the assignment or sublease has been delivered to Landlord; and

(c) No assignee or sublessee shall have a right to further assign this Lease or sublet the Premises except in strict compliance with this Article 12.

Section 12.3. Consent Not to be Unreasonably Withheld. Landlord shall be permitted to consider any reasonable factor in determining whether to withhold its consent to a proposed assignment or sublease. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease Landlord may withhold its consent if:

(a) The proposed transferee is not at least as creditworthy as is Tenant as of the date hereof, does not satisfy Landlord’s then-current reasonable credit standards for tenants of the Building or does not have the financial strength and stability to perform all obligations under this Lease to be performed by Tenant;

(b) The proposed use of the Space by the transferee (i) does not comply with the provisions of Article 8 hereof, (ii) is not consistent with the general character of businesses carried on by tenants of a first-class suburban office building, (iii) will increase the likelihood of damage or destruction, (iv) will increase the density of occupancy of the Premises or increase the amount of pedestrian and other traffic through the Building, (v) will be likely to cause an increase in insurance premiums for insurance policies applicable to the Building, (vi) will require new tenant improvements incompatible with then-existing Building systems and components and (vii) will otherwise have or cause a material adverse impact on the Premises, the Building or Landlord’s interest therein;

(c) The portion of the Premises to be sublet or assigned is irregular in shape or has inadequate means of ingress and egress.

(d) The proposed transfer involves a change of use of the Premises or would violate any exclusive use covenant to which Landlord is bound;

(e) The transfer would likely result in significant increase in the use of the parking areas by the transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises;

(f) The transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix for the Building;

(g) The transferee’s use or operation would be inconsistent with the Environmental Performance Objective.

(h) Intentionally deleted;

(i) The proposed transferee shall be a labor union, foreign or domestic governmental entity, public utility company or other tax-exempt entity as defined in the Internal Revenue Code of 1986, as amended;

(j) The proposed transferee shall be an existing tenant or occupant of the Project or a person or entity with whom Landlord is then dealing, or with whom Landlord has had any dealings within the previous three (3) months, with respect to the leasing of space in the Project;

(k) Any ground lessor or mortgagee whose consent to such transfer is required has not consented thereto;

(l) Any proposed subletting would result in more than two (2) subleases of portions of the Premises being in effect at any one time during the Term;

(m) At the time of the request, an Event of Default under this Lease shall have occurred and be continuing; and

Tenant shall have the burden of demonstrating that each of the foregoing conditions has been satisfied.

Section 12.4. Continuing Liability of Tenant. No subletting or assignment shall release Tenant from its obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. If this Lease is assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof is sublet or occupied by any person or entity other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee of Tenant or any successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of its obligations under this Lease, provided Tenant shall not be liable for any increased obligations pursuant to such amendment or modification (e.g., an increase in length of the Term of the Lease or the size of the Premises).

Section 12.5. Miscellaneous. Each Transfer to which there has been consent shall be by instrument in writing, in form reasonably satisfactory to Landlord, and shall be executed by Tenant and the transferee, assignee, sublessee, licensee, concessionaire, or mortgagee, who shall agree in writing for the benefit of Landlord to assume and to bound by, the terms, covenants and conditions of this Lease to be performed by Tenant, to the extent applicable. An executed copy of such written instrument shall be delivered to Landlord within ten (10) days of the date of execution.

Section 12.6. Bankruptcy. If a petition is filed by or against Tenant for relief under the Bankruptcy Code, and Tenant (including for purposes of this Section 12.6 Tenant’s successor in bankruptcy, whether a trustee or Tenant as debtor in possession) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after Tenant has made or received such offer, but in no event later than ten (10) days prior to the date on which Tenant applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the date on which the court order authorizing such assignment becomes final and non-appealable, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. If this Lease is assigned pursuant to the provisions of the Bankruptcy Code, Landlord: (i) may require from the assignee a deposit or other security for the performance of its obligations under the Lease in an amount substantially the same as would have been required by Landlord upon the initial leasing to a tenant similar to the assignee; and (ii) shall receive, as Additional Rent, the sums and economic consideration described in Sections 12.8 and 12.9. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of Tenant’s obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Lease, to require a timely performance of Tenant’s obligations under this Lease, or to regain possession of the Premises if this Lease has neither been assumed nor rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

Section 12.7. Intentionally deleted.

Section 12.8. Sharing of Profits. Fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting (after deducting reasonable leasing commissions, advertising costs and legal fees incurred by Tenant in connection with such assignment or subletting) whether denominated rent or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated as to any sublease to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as Additional Rent under this Lease, without affecting or reducing any other obligation of Tenant hereunder. Tenant shall deliver to Landlord a statement within thirty (30) days after the end of each calendar year in which any part of the Term occurs specifying as to such calendar year, and within thirty (30) days after the expiration or earlier termination of the Term, specifying with respect to the elapsed portion of the calendar year in which such expiration or termination occurs, each sublease and assignment in effect during the period covered by such statement and, (I) the date of its execution and delivery, the number of square feet of the rentable area demised thereby, and the term thereof; and (II) a computation in reasonable detail showing: (a) the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Section 12.8 with respect to such sublease or assignment for the period covered by such statement and (b) the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Section 12.8 with respect to any payments received from a sublessee or assignee during such period but which relate to an earlier period.

Section 12.9. Fees. Each request for consent to an assignment of the lease or subletting of the Premises shall be accompanied by payment to Landlord in the amount of $1,500.00, to offset Landlord’s costs in connection with such assignment or sublease, including any investigations as to the acceptability of the proposed transferee and all legal costs reasonably incurred in connection with the review of any requested consent. Landlord shall have no obligation to process any such request for consent unless such payment has been made.

Article 13

WAIVER AND INDEMNIFICATION

Section 13.1. Waiver of Liability. In addition to the waiver of subrogation set forth in Section 15.3, and except to the extent of Landlord’s negligence or intentional misconduct, Landlord shall not be liable or responsible to Tenant, and Tenant hereby waives all claims, whether in contract or tort, against Landlord, its partners, members, shareholders, officers, directors, employees, asset managers and property managers (collectively, “Landlord Parties”) for (a) damages arising out of any death of or any injury to any person or damage to any property, (b) any loss or damage due to theft or burglary, (c) any loss or damage done by unauthorized persons in or on the Premises or the Building, (d) any loss or damage caused by backups in the city sewers, explosion, fire, or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of the telephone cable distribution system, any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, (e) any damage or inconvenience which may arise through repair, maintenance, construction or alteration of any part of the Building, or (f) any loss or damage resulting from by anything done or omitted to be done by any tenant, occupant or person in the Building. Notwithstanding the foregoing, Landlord shall not be liable or responsible to Tenant for, and Tenant hereby waives all claims against Landlord and Landlord Parties with respect to, any loss or damage to personal property under any circumstances. Tenant acknowledges and agrees that Landlord has no obligation to carry insurance on: (i) any loss or damage to any Tenant Items and (ii) any loss suffered by Tenant due to interruption of Tenant’s business, including without limitation any loss of earnings.

Section 13.2. Indemnity. To the fullest extent permitted by law, but subject to the provisions of Section 15.3, Tenant shall protect, indemnify, defend and hold Landlord, its partners, members, officers, shareholders, directors, employees, asset managers and property managers harmless from and against any and all losses, damages, claims, or liability for any damage to any property or injury, illness or death of any person: (a) occurring in, on, or about the Premises, or any part thereof, arising at any time and from any cause, except to the extent caused by the negligence or intentional misconduct of Landlord, its employees, asset managers or property managers; and (b) occurring in, on, or about any part of the Building other than the Premises, when such damage, injury, illness or death shall be caused in whole or in part by the negligence or intentional misconduct of Tenant, its agents, servants, contractors, partners, officers, employees, customers, guests, invitees or licensees. Tenant shall also protect, indemnify, defend and hold Landlord, its partners, members, officers, shareholders, directors, employees, asset managers and property managers harmless from and against any and all losses, damages, claims and liability resulting from Tenant’s breach of any of its obligations under this Lease, including without limitation Tenant’s obligation to carry specified insurance, and any damage to the Building’s telephone cable distribution system caused by Tenant, its contractors, servants, agents, partners, officers, employees, customers, guests, invitees or licensees. The provisions of this Section 13.2 shall not be limited by the insurance coverage carried or required to be carried by Tenant pursuant to Article 15 and shall survive the expiration or termination of this Lease with respect to any accident, event, damage, injury, illness or death occurring prior to such termination.

Section 13.3. Limitation of Landlord’s Liability. None of the Landlord Parties shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Project and Tenant shall not look to the property or assets of any of the Landlord Parties or to any other property of Landlord in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

Section 13.4. Waiver of Consequential Damages. Anything in this Lease to the contrary notwithstanding, (i) Landlord shall not be liable to Tenant under or in connection with this Lease for any consequential, special or punitive damages and Tenant waives, to the full extent permitted by law, any claim for consequential, special or punitive damages, and any claim for loss of business or profits; and (ii) except as set forth in Section 20.1 hereof, Tenant shall not be liable to Landlord under or in connection with this Lease for any consequential, special or punitive damages and Landlord waives, to the full extent permitted by law, any claim for consequential, special or punitive damages, and any claim for loss of business or profits.

In the event of the concurrent negligence of Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees on the one hand and the negligence of Landlord, its agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property of any nature and howsoever caused, and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Common Areas or Premises such that RCW 4.24.115 is applicable, then (i) Tenant’s obligation to indemnify Landlord as set forth in this Article 13 shall be limited to the extent of Tenant’s negligence and that of Tenant’s officers, sublessees, assignees, invitees, agents, employees, contractors or licensees, including Tenant’s proportional share of costs, reasonable attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage; and (ii) Landlord’s obligation to indemnify Tenant as set forth in this Article 13 shall be limited to the extent of Landlord’s negligence and that of Landlord’s officers, agents, employees, contractors or licensees, including Landlord’s proportional share of costs, reasonable attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

LANDLORD AND TENANT HEREBY WAIVE AND AGREE THAT IT WILL NOT ASSERT ITS INDUSTRIAL INSURANCE IMMUNITY UNDER TITLE 51 RCW IF SUCH ASSERTION WOULD BE INCONSISTENT WITH THE RIGHT OF THE OTHER PARTY TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 13. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED AND RELATES ONLY TO A WAIVER OF IMMUNITY WITH RESPECT TO THE OTHER PARTY AND NO THIRD PARTY, INCLUDING BUT NOT LIMITED TO, ANY INJURED EMPLOYEE OF EITHER PARTY, SHALL BE A THIRD PARTY BENEFICIARY OF THIS PROVISION.

Article 14

DESTRUCTION OR DAMAGE

Section 14.1. Destruction or Damage. In the event of a fire or other casualty in or to the Premises, Tenant shall immediately give notice thereof to Landlord. Except as otherwise expressly provided below, determination as to the amount of damage to the Premises or to the Building’s structure, the time required for repair and other issues relating to damage and restoration shall be determined by Landlord’s architect, whose determination shall be final and binding on Tenant. The following provisions shall apply to fire, earthquake, act of God, the elements or other casualty occurring in the Premises and/or the Building:

(a) Landlord shall not carry insurance on, and shall not be responsible for restoration of damage to, any of the Tenant Items. Subject to the terms of this Article 14. Landlord shall carry insurance on, and shall be responsible for restoration of damage only to the Building, Premises and Base Building Improvements (as hereinafter defined). For purposes of this Lease, the term “Base Building Improvements” shall refer to those certain improvements described on Exhibit “D” attached hereto and incorporated herein by reference.

(b) Subject to the provisions of Subsection 14.1(h), if the damage is to any of the Tenant Items, then Tenant, at its cost, shall promptly repair such damage.

(c) If (i) the damage is limited solely to the Base Building Improvements in the Premises, and (ii) all repairs to and restoration of damage or destruction to the Premises can be Substantially Completed within twelve (12) months from the date of damage or destruction, and provided that sufficient insurance proceeds (with the exception of any deductible) are available to Landlord to complete such repair and restoration obligations, then Landlord shall be obligated to repair and restore the Bas Building Improvements in the Premises, and shall proceed diligently to do so. If insurance proceeds sufficient to fund such repairs and restoration are not available, then Landlord, in its sole discretion, may contribute the excess of the (x) cost of such repairs and restoration over (y) available insurance proceeds and may then undertake such repairs and restoration, in which event this Lease shall remain in full force and effect.

(d) If portions of the Building outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed) and (i) the repairs to the Base Building Improvements in such portions of the Building can be Substantially Completed within twelve (12) months from the date of damage or destruction, (ii) Landlord deems it economically feasible so to repair and restore the Building, and (iii) sufficient insurance proceeds are available to Landlord to complete such repair and restoration obligations, then Landlord shall be obligated to repair and restore such Base Building Improvements. If Landlord determines it is economically feasible to undertake such repair and restoration but that insurance proceeds sufficient to fund such repairs and restoration are not available, then Landlord, in its sole discretion, may contribute the excess of the (x) cost of such repairs and restoration over (y) available insurance proceeds and may then undertake such repairs and restoration, in which event this Lease shall remain in full force and effect.

(e) Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building, which damage or destruction is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Article 15, Landlord may terminate this Lease by written notice to Tenant given within sixty (60)

days after the date of notice to Landlord that said damage or destruction is not so covered so long as Landlord terminates all other similarly situated leases. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in this Article 14.

(f) If Landlord is not obligated to and does not elect to undertake repairs and restoration pursuant to Subsection 14.1(c), or 14.1(d), Landlord shall so notify Tenant within sixty (60) days after the date of such damage or destruction and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice.

(g) If this Lease is not terminated as provided above, Landlord shall repair and rebuild the Base Building Improvements in the Premises and Tenant shall repair and replace the Tenant Items in a manner and to a condition at least equal to that which existed prior to its damage or destruction. Except as herein expressly provided to the contrary, this Lease shall not terminate nor shall there be any abatement of Base Rent or Additional Rent as the result of a fire or other casualty. Notwithstanding anything to the contrary, from the date of any casualty that interferes with Tenant’s ability to use the Premises until the date that is thirty (30) days after the Base Building Improvements are fully repaired, all Rent owing under this Lease shall abate in proportion to the interruption of Tenant’s use of the Premises.

(h) The proceeds from any insurance paid by reason of damage to or destruction of the Premises or the Building or any part thereof insured by Landlord shall belong and be paid to Landlord subject to the rights of any Mortgagee (as hereinafter defined) of any Mortgage (as hereinafter defined).

(i) Anything in this Lease to the contrary notwithstanding, (i) Landlord shall have no obligation to repair or restore any portion of the Premises or the Building in the event of damage or destruction occurring during the last year of the Term, and if Landlord elects not to make such repairs or perform such restoration, Tenant may terminate this Lease within thirty (30) days of receipt of notice from Landlord; and (ii) Tenant shall have no right to terminate this Lease pursuant to this Article 14 if the damage otherwise affording Tenant such right was caused by the negligence or intentional misconduct of Tenant, its agents or employees, or resulted directly or indirectly from Tenant’s failure to perform its obligations under this Lease.

(j) At all times during the Term and notwithstanding the parties’ obligations under Article 14, Landlord shall be the sole owner of the Premises as existing on the date of this Lease and any additions, alterations or improvements thereto constructed prior to the expiration or earlier termination of the Term to the extent funded by Landlord. At all times during the Term, Tenant shall be the sole owner of any additions, alterations or improvements to the Premises constructed by Tenant during the Term. At the expiration or earlier termination of the Term, any additions, alterations or improvements owned by Tenant during the Term pursuant to the foregoing shall become the property of Landlord and remain upon and be surrendered by Tenant with the Premises, except as otherwise provided in, or as Landlord may elect pursuant to, Section 25.1 hereof.

(k) Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Building and/or the Project requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made. Upon any termination of this Lease under the provisions hereof, the parties shall be released without further obligation to the other from date possession of the Premises is surrendered to Landlord, except for items which are theretofore accrued and are then unpaid.

Article 15

INSURANCE

Section 15.1. Tenant’s Insurance.

(a) Tenant, at its cost, shall maintain commercial general liability insurance, insuring against all liability arising out of or in connection with Tenant’s use or occupancy of the Premises or the exercise of any rights of Tenant pursuant to this Lease, utilizing the standard ISO Occurrence Form CG0001, or equivalent, including contractual liability coverage, with minimum limits of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. The amount of such liability insurance required to be maintained by Tenant hereunder shall not be construed to limit Tenant’s indemnity obligations in this Lease or other liability hereunder. Such insurance shall name Landlord and its property manager and any Mortgagees and Lessors whose names have been furnished to Tenant (collectively, the “Additional Insured Parties”) as additional insureds (using the current equivalent of the former ISO Form CG 2010 (11/85), or equivalent), and shall provide that it is primary insurance and not “excess over” or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord. Tenant’s liability policy shall not have a deductible in excess of Fifty Thousand Dollars ($50,000.00).

(b) Tenant, at its cost, shall maintain on all of the Tenant Items property insurance in the amount of one hundred percent (100%) of the insurable replacement cost, from time to time, without a co-insurance penalty, utilizing the ISO Causes of Loss-Special Form CP 1030, or equivalent (commonly referred to as “Special Causes of Loss”). The proceeds from any such policy shall be used by Tenant for the replacement of such Tenant Items. The “replacement cost” of the improvements to be insured under this Article 15 shall be determined by the company issuing the insurance policy at the time the policy is initially obtained.

(c) Tenant, at its cost, shall maintain in full force workers’ compensation insurance in compliance with the applicable laws of the state where the Premises are located, and employer’s liability insurance in an amount of not less than One Million Dollars ($1,000,000.00).

(d) On or prior to the Term Commencement Date and not less than ten (10) days prior to the expiration of the term of such coverage, Tenant shall deliver to Landlord a certification from Tenant’s insurance company on the forms currently designated “Acord 28” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached to the Acord 25-S is an endorsement naming the Additional Insured Parties as additional insureds, which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification conveys to the Additional Insured Parties all the rights and privileges afforded under the policies as primary insurance. All of Tenant’s insurance required hereunder shall be issued by insurance companies authorized to do business in the state where the Premises are located, with a Best’s Rating of not less than A- and a Financial Size Category of not less than VII, as rated in the most recent edition of Best’s Insurance Reports or such other financial rating as Landlord may notify Tenant that Landlord at such time considers appropriate.

Section 15.2. Landlord’s Insurance. Landlord shall effect and maintain during the Term: (a) liability insurance; (b) “Special Causes of Loss” property insurance; (c) boiler and machinery insurance; and (d) such other insurance on the Building and all property and interest of Landlord in the Building as reasonably determined by Landlord, in each case, to the extent, with coverage and in amounts as determined by Landlord from time to time. Tenant agrees that notwithstanding that Tenant contributes to the cost of Landlord’s insurance with respect to the Building, Tenant shall not have any insurable interest in, or any right to recover any proceeds under any of Landlord’s insurance policies.

Section 15.3. Waiver of Subrogation. Tenant hereby waives and releases any and all right of recovery, whether arising in contract or tort, against Landlord, its employees and agents, arising during the Term for any and all loss or damage to any property located within or constituting a part of the Building, (whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self insures the loss or damage), and shall have its insurance policies issued in such form as to waive any right of subrogation which might otherwise exist. Tenant shall indemnity Landlord against any loss or expense, including reasonable attorneys’ fees, resulting from Tenant’s failure to obtain such waiver of subrogation.

Landlord hereby waives and releases any and all right of recovery, whether arising in contract or tort, against Tenant, its employees and agents, arising during the Term for any and all loss or damage to any property located within or constituting a part of the Building or Project, (whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self insures the loss or damage), and shall have its insurance policies issued in such form as to waive any right of subrogation which might otherwise exist. Landlord shall indemnity Tenant against any loss or expense, including reasonable attorneys’ fees, resulting from Landlord’s failure to obtain such waiver of subrogation.

Article 16

ENTRY BY LANDLORD

Section 16.1. Entry by Landlord. Landlord may enter the Premises at reasonable hours and following at least one (1) business day’s prior oral notice to: (a) inspect the same; (b) exhibit the same to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with all of its obligations hereunder, (d) supply janitorial service and any other services to be provided by Landlord to Tenant hereunder or to any other tenant of the Building; (e) post notices of non-responsibility; (f) make repairs required of Landlord under the terms hereof or make repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; and (g) measure the Premises, provided, however, that Landlord may enter the Premises at any time without prior notice to Tenant in the event of an emergency situation. All such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord shall at all times have and retain a key, access codes and the like with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas agreed upon in writing by Tenant and Landlord). Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in an emergency in order to obtain entry to the Premises, and no entry to the Premises obtained by Landlord by any of such means shall be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

Article 17

DEFAULT

Section 17.1. Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Lease by Tenant: (a) intentionally deleted; (b) failure by Tenant to pay any Base Rent, Operating Expenses or Taxes, within five (5) days following receipt of a written notice from Landlord regarding an overdue amount (provided that Landlord shall not be required to provide more than two (2) such notices in any given calendar year, and Tenant’s failure to pay any Base Rent, Operating Expenses or Taxes after two (2) such notices have been previously been delivered shall constitute an immediate Event of Default by Tenant without delivery of a written notice thereof by Landlord); (c) failure by Tenant to pay any other sum when and as the same becomes due and payable if such failure continues for more than five (5) days after notice of such failure to pay from Landlord; (d) failure by Tenant to comply with the Rules and Regulations, if such failure continues for more than forty-eight (48) hours after notice thereof from Landlord and is reasonably susceptible to cure in such forty-eight (48) hour period and, if not, then Tenant commences diligently pursuing such cure within such forty-eight (48) hour period and continues doing so until such non-compliance is fully cured; (e) failure by Tenant to perform or observe any other obligations of Tenant hereunder, if such failure continues for more than thirty (30) days after notice thereof from Landlord, unless such default cannot reasonably be cured within such thirty (30) day period and Tenant shall within such period commence with due diligence and dispatch the curing of such default, and, having so commenced, shall thereafter prosecute or complete with due diligence and dispatch the curing of such default; (f) Tenant’s failure or refusal to executed and deliver to Landlord any document or instrument that is required under the terms of this Lease within the time period specified in this Lease; (g) the making by Tenant of a general assignment for the benefit of creditors, or the admission of its inability to pay its debts as they become due or the filing of a petition, case or proceeding in bankruptcy, or the adjudication of Tenant as bankrupt or insolvent, or the filing of a petition seeking any reorganization, arrangement, composition, enforcement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of an answer admitting or failing reasonably to contest the material allegations of a petition filed against it in any such proceeding, or the seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; (h) the failure to have any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, dismissed within ninety (90) days after commencement, or the failure to have the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties vacated within ninety (90) days after such appointment; or (i) the failure to have any levy upon this Lease or any estate of Tenant hereunder pursuant to any attachment or execution vacated within thirty (30) days after such attachment or execution.

Section 17.2. Bankruptcy Stay. Notwithstanding anything to the contrary set forth in this Lease, Tenant’s failure to (i) pay any installment of Annual Rent, Tenant’s share of Operating Expenses or Taxes or other sum payable under this Lease, upon the date when payment is due, or (ii) observe, keep or perform any of the other terms, covenants, agreements or conditions set forth in this Lease shall constitute an Event of Default without the requirement of notice if, at the time of such failure or at any time thereafter, Landlord is prevented by injunction, stay or operation of law from giving to Tenant a notice of Tenant’s failure to make such payment when due or observe, keep or perform such terms, covenants, agreements or conditions, it is being agreed that the requirement of notice to Tenant set forth in Section 17.1 or elsewhere in this Lease would not have been agreed to by Landlord in the absence of this provision.

Section 17.3. Landlord’s Remedies.

(a) If an Event of Default occurs, Landlord, at any time thereafter, may give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before such date all sums identified in such notice have been paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under Applicable Law, Landlord may recover from Tenant: (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term of this Lease after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, costs to restore the Premises to good condition, costs to remodel, renovate or otherwise prepare the Premises, or portions thereof, for a new tenant, leasing commissions, marketing expenses, reasonable attorneys’ fees, and free rent, moving allowances and other types of leasing concessions. The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Specified Rate. The worth at the time of award of the amount referred to in clause (c) above shall be computed by discounting such amount at a rate equal to the discount rate of the Federal Reserve Board of San Francisco at the time of award plus one percentage point.

(b) For purposes of computing unpaid rent for the balance of the Term pursuant to subsection 17.3(a), unpaid rent shall consist of the sum of:

(i) the total Monthly Base Rent for the balance of the Term; plus

(ii) Tenant’s Percentage Share of Operating Expenses and Taxes for the balance of the Term. For purposes of computing Operating Expenses and Taxes the Operating Expenses and Taxes for the calendar year of the default and each future calendar year in the Term shall be assumed to be equal to the Operating Expenses and Taxes for the calendar year prior to the year in which default occurs compounded at a rate equal to the mean average rate of inflation for the three (3) calendar years preceding the calendar year of the default, as determined by using the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items, 1982-84 equals 100) for the metropolitan area or region of which the City of Bothell, Washington is a part. If such index is discontinued or revised, during the Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised. If no replacement index exists then Landlord shall select as a replacement index that index which, in Landlord’s opinion, is generally recognized as the successor index.

(c) Every installment of rent and every other payment due hereunder from Tenant to Landlord which shall not be paid when due shall bear interest at the Specified Rate, from the date that the same became due and payable until paid, whether or not demand be made therefor.

(d) Tenant acknowledges that late payment by Tenant to Landlord of Monthly Base Rent or Operating Expenses or Taxes will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by an encumbrance covering the Premises. Therefore, if any installment of Monthly Base Rent or Operating Expenses or Taxes due from Tenant is not received by Landlord within five (5) days following Tenant’s receipt of a written notice from Landlord regarding an overdue amount, Tenant shall pay to Landlord on demand an additional sum equal to five percent (5%) of the overdue amount as a late charge; provided that Landlord shall not be required to provide more than two (2) such notices in any given calendar year. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(e) If Tenant has breached this Lease and abandoned the Premises, Landlord may continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(f) If this Lease is terminated upon the occurrence of an Event of Default, any and all property owned by or in the custody of Tenant may be removed from the Premises by Landlord and stored at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value or preservation thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

(g) No re-entry, taking possession of the Premises by Landlord, or termination of possession shall be considered as an election to terminate this Lease, nor shall it cause a forfeiture of rent or other charges remaining to be paid during the balance of the Term hereof unless a written notice of such intent is given to Tenant or unless the termination hereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

(h) All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than Monthly Base Rent, required to be paid by it hereunder or shall fail to cure any default and such failure shall continue for ten (10) days after notice thereof by Landlord, then Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations, make any such payment or perform any such act on Tenant’s part. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed Additional Rent hereunder and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

(i) In the event that during the Term of this Lease, Tenant commits more than two (2) acts or omissions of default (whether or not such defaults are cured by Tenant), Landlord may, at its option, elect to terminate this Lease. Landlord’s election to exercise its early termination rights shall be effective only upon written notice delivered to Tenant specifying Landlord’s election to cause an early termination of this Lease. Such early termination shall be in effect when such written notice is provided to Tenant. Landlord’s right of early termination shall be in addition to all other rights and remedies available to Landlord at law or in equity.

Article 18

LANDLORD’S DEFAULT

Section 18.1. Landlord’s Default. Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises, whose name and address shall have theretofore been furnished to Tenant, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to monetary damages and equitable relief. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord.

Article 19

ATTORNEYS’ FEES

Section 19.1. Attorneys’ Fee. In the event of any litigation or other proceeding, declaratory or otherwise, arising out of this Lease, including an action to collect or enforce a judgment or order entered in any such litigation or proceeding, the prevailing party will recover its attorneys’ fee from the nonprevailing party, in an amount which will be fixed by the court. If Landlord engages counsel to enforce the terms of this Lease (including, but not limited to, for the purpose of preparing a delinquency notice), Tenant will reimburse Landlord for all reasonable attorneys’ fees incurred before the subject default is considered cured. Tenant will also indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord, its employees, representatives, agents or successors (“Landlord Parties”) from and against all claims Landlord or any of the other Landlord Parties incurs if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant against, or instituted against Tenant by, any person holding any interest in the Premises by, under or through Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person. As used in this Lease, “attorneys’ fees” means all costs, damages and expenses, including attorneys’, paralegals’, clerical and consultants’ respective fees and charges actually expended or incurred in connection therewith, including for appeals.

Article 20

HOLDING OVER

Section 20.1. Holding Over. Tenant shall have no right to remain in the Premises after the expiration or sooner termination of the Term. If Tenant remains in the Premises after the expiration or sooner termination of the Term, Tenant shall do so as a “tenant at sufferance”, and all of the provisions of this Lease shall apply to such occupancy to the extent applicable, except that the Base Rent payable by Tenant shall be equal to 150% of the Monthly Rent payable for the last month of the Term. Tenant shall indemnify Landlord against any and all claims, losses and liabilities for damages resulting from failure to surrender possession, including, without limitation, any claims made by any succeeding tenant.

Article 21

WAIVER

Section 21.1. Waiver. The failure of Landlord or Tenant to exercise its rights in connection with any breach or violation of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Deposit or cashing by Landlord of any check received from Tenant shall not by itself constitute the exercise of any right by Landlord under this Lease, nor waiver of any of Landlord’s rights under this Lease.

Article 22

EMINENT DOMAIN

Section 22.1. Taking of Premises. If all or any part of the Premises is taken by any public or quasi public authority as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of such taking, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall, in Landlord’s judgment, be of such extent and nature as substantially to handicap, impede and impair Tenant’s use of the balance of the Premises. If a material part of the Building or Project is condemned or taken or if substantial alteration or reconstruction of the Building or Project shall, in Landlord’s opinion, be necessary or desirable as a result of a partial condemnation or taking, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after the date of taking.

Section 22.2. Condemnation Award. Landlord shall be entitled to any and all compensation, damages, income, rent, awards, and any interest therein whatsoever which may be paid or made in connection with any taking, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Base Rent thereafter to be paid shall be equitably reduced.

Section 22.3. Temporary Taking. If all of the Premises shall be temporarily condemned or taken for governmental occupancy for a period of less than one (1) year, this Lease shall remain in full force and effect and Tenant shall be entitled to any and all compensation, damages, income, rent and awards in connection therewith.

Article 23

SUBORDINATION

Section 23.1. Subordination of this Lease and Attornment.

(a) This Lease is subject and subordinate to all Mortgages and any Superior Lease; provided that Landlord represents and warrants to Tenant that as of the date of mutual execution and delivery of this Lease there are no Mortgages or Superior Leases. “Mortgage(s)” means any mortgage, trust indenture or other financing document which may now or hereafter affect the Building, or Landlord’s interest or estate therein, or any Superior Lease, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder; “Superior Lease” means any ground lease or underlying lease currently existing or which may hereafter be executed affecting the Building and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments or modifications thereof or thereto; “Mortgagee(s)” means any mortgagee, trustee or other holder of a Mortgage and “Lessor(s)” means any lessor under any Superior Lease.

(b) If a Mortgagee, Lessor or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a deed or new Mortgage, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 23.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request evidencing such attornment and containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the rent payable under this Lease, increase Tenant’s obligations under this Lease in any material respect or adversely affect Tenant’s rights under this Lease in any material respect. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:

(i) liable for any act or omission of Landlord (except to the extent such act or omission is non-monetary and continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord;

(iii) bound by any prepayment of more than one (1) month’s rent to any prior landlord;

(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v) bound by any obligation to perform any work or to make improvements to the Premises except for repairs and maintenance required to be made by Landlord under this Lease, and repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment or renewal of this Lease made without such lender or successor landlord’s consent;

(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

(c) Tenant shall from time to time within twenty (20) days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination, including, without limitation, a subordination and nondisturbance agreement in the form attached hereto as Exhibit “F”.

Section 23.2. Subordination of Mortgage. Notwithstanding anything to the contrary set forth above, any Mortgagee may at any time subordinate its Mortgage to this Lease in whole or in part, without any need to obtain Tenant’s consent, by execution of a written document subordinating such Mortgage to this Lease to the extent set forth in such document and thereupon this Lease shall be deemed prior to such Mortgage to the extent set forth in such document without regard to their respective dates of execution, delivery and/or recording. In that event, to the extent set forth in such document, such Mortgage shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof, recorded prior to the execution, delivery and recording of the Mortgage.

Article 24

NO MERGER

Section 24.1. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

Article 25

SURRENDER OF PREMISES

Section 25.1. Surrender of Premises. At the end of the Term or upon sooner termination of this Lease, Tenant shall peaceably deliver up to Landlord possession of the Premises, together with all improvements, alterations, or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed, reasonable wear and tear excepted. Notwithstanding the foregoing, Tenant may, and, at the request of Landlord shall, upon the termination of this Lease, remove all movable partitions of less than full height from floor to ceiling, and all counters and other trade fixtures installed by Tenant, and Tenant shall repair any damage caused by such removal. Tenant shall, upon the termination of this Lease, remove from the Premises all Hazardous Materials and all telecommunications, computer or data cabling installed by or for Tenant, and shall repair any damage caused by such removal. Upon request by Landlord, Tenant, at its cost, shall remove any or all permanent improvements or additions to the Premises installed by Tenant and repair any damage resulting from such removal. Any personal property not removed from the Premises at the end of the Term shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord. Notwithstanding anything to the contrary herein but subject to Tenant’s obligation to deliver the Premises to Landlord in good condition, reasonable wear and tear excepted, Tenant shall have no obligation to remove or restore any of its initial Improvements.

Article 26

ESTOPPEL CERTIFICATE

Section 26.1. Estoppel Certificate. At any time and from time to time, but in any event within ten (10) business days following written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a certificate certifying: (a) that the copy of the lease attached to the certificate is a true and complete copy of the Lease and all amendments thereto, (b) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (c) the commencement and expiration dates of this Lease; (d) whether there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying the same); (e) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (f) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (g) the date, if any, to which rent and other sums payable hereunder have been paid and whether (and if so, how much) Tenant has prepaid any rent; (h) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in the certificate; (i) the amount of any security deposit and prepaid rent; and (j) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser, mortgagee or beneficiary under any deed of trust affecting the Building or any part thereof. In the event Tenant fails to deliver such estoppel certificate within ten (10) Business Days following Landlord’s request therefor, Landlord shall deliver a notice (the “Estoppel Certificate Notice”) to Tenant demanding the return of such estoppel certificate, which Estoppel Certificate Notice must include the following legend in capitalized and bold type displayed prominently on the top of the first page of such notice: “TENANT HAS FAILED TO DELIVER AN ESTOPPEL CERTIFICATE AS REQUIRED PURSUANT TO THE PROVISIONS OF THE LEASE DATED FEBRUARY 11, 2015 BETWEEN LANDLORD AND TENANT (THE “LEASE”). FAILURE OF TENANT TO DELIVER SUCH ESTOPPEL CERTIFICATE WITHIN FIVE (5) BUSINESS DAYS FOLLOWING THIS NOTICE MAY CONSTITUTE AN EVENT OF DEFAULT BY TENANT UNDER THE LEASE WITHOUT FURTHER NOTICE.” Tenant’s failure to deliver said estoppel certificate within five (5) business days after delivery of the Estoppel Certificate Notice by Landlord shall, at Landlord’s option be an Event of Default hereunder and shall in any event be conclusive upon Tenant that; (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord’s performance and Tenant has no right to offset, counterclaim or deduction against Rent hereunder; and (iii) no more than one period’s Base Rent has been paid in advance.

Article 27

NO LIGHT, AIR OR VIEW EASEMENT

Section 27.1. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to the Building, whether or not owned by Landlord, shall in no way affect this Lease or impose any liability on Landlord.

Article 28

NOTICES

Section 28.1. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be (a) deposited in the United States mail, certified or registered, postage prepaid, or (b) delivered to a reputable and reliable courier or (c) delivered in person, in any event, addressed as follows: prior to the date on which Tenant accepts possession of the Premises, at Tenant’s address prior to occupancy set out in the Basic Lease Information, and thereafter to Tenant at the Premises or at the address for Tenant set out in the Basic Lease Information, or to such other place as Tenant may from time to time designate in a notice to Landlord; and to Landlord at the address specified in the Basic Lease Information, or to such other place as Landlord may from time to time designate in a notice to Tenant. All notices sent in accordance with the foregoing shall be deemed to have been given on the date of delivery or the intended recipient’s refusal to accept delivery. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and if no person shall be in charge of or occupying the same, then such service may be made by attaching the same to the main entrance of the Premises.

Article 29

RELOCATION OF PREMISES; SUBDIVISION AND EASEMENTS;

LANDLORD’S RESERVED RIGHTS IN COMMON AREAS

Section 29.1. Intentionally deleted.

Section 29.2. Subdivision and Easements. Landlord reserves the right to: (a) subdivide the Project or the Property and transfer any portion thereof (and, upon such transfer, the portion transferred shall be removed from the definition of Project and/or Property, as applicable); (b) alter the boundaries of the Project or the Property; and (c) grant easements on the Project or Property and dedicate for public use portions thereof; provided, however, that no such grant or dedication shall materially interfere with Tenant’s use of the Premises or parking rights. Tenant hereby consents to such subdivision, boundary revision, and/or grant or dedication of easements and agrees from time to time, at Landlord’s request, to execute, acknowledge and deliver to Landlord, in accordance with Landlord’s instructions, any and all commercially reasonable documents, instruments, maps or plats necessary to effectuate Tenant’s consent thereto.

Section 29.3. Landlord’s Reserved Rights in Common Areas. Landlord reserves the right from time to time, provided that Tenant’s use and enjoyment of the Premises is not materially and adversely affected thereby, to; (a) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduit, wires and appurtenant meters in the Building which are so located or located elsewhere outside the Building; (b) make changes to the Common Areas and/or the parking facilities located thereon, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways so long as Tenant’s parking ratio is not affected; (c) close temporarily all or any portion of the Common Areas and/or the Building in order to perform any of the foregoing or any of Landlord’s obligations under this Lease, so long as reasonable access to the Building remains available during normal business hours; and (d) alter, relocate or expand, and/or to add additional structures and improvements to, or remove same from, all or any portion of the Common Areas or other portions of the Project provided, however, that in exercising such rights, Landlord shall not materially and adversely affect Tenant’s use and enjoyment of the Premises or Tenant’s parking rights and shall maintain reasonable access to the Building during normal business hours.

Article 30

SALE BY LANDLORD; SUCCESSORS

Section 30.1. Sale by Landlord. A sale or conveyance by Landlord of the Building shall operate to release Landlord from any liability upon any of the agreements, obligations, covenants or conditions, express or implied, contained in this Lease in favor of Tenant and accruing after the date of the sale or conveyance. This Lease shall not be affected by any such sale, however, and Tenant agrees to attorn to the purchaser or assignee, such attornment to be effective and self-operative without the execution of any further instruments by any of the parties to this Lease provided the provisions of this sentence shall not apply to conveyances which are subject to the provisions of Article 23 of this Lease.

Section 30.2. Successors. All the terms, covenants, and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto, provided that nothing in this Section 30.2 shall be deemed to permit any assignment, subletting, occupancy or use by Tenant contrary to the provision of Article 12.

Article 31

HEALTH EMERGENCIES

Section 31.1. Health Emergencies. If a Health Emergency exists, Landlord may amend, supplement or otherwise enforce any existing Health Emergency rules or regulations in existence, may impose additional rules and regulations, and may impose restrictions to mitigate or minimize the effects of the Health Emergency. Without limiting the generality of the foregoing:

(i) During a Health Emergency, Landlord shall be entitled to restrict or limit access to the Building to employees of Tenant only, and/or to prohibit entry by visitors or invitees for a reasonable period of time during such event;

(ii) Landlord shall have the right during a Health Emergency to require Tenant to decontaminate all or any part of the Premises, failing which Landlord shall be entitled to enter the Premises and do so at Tenant’s expense. Any steps that Landlord may choose to take are in its sole and unfettered discretion and nothing herein shall obligate Landlord to effect any such decontamination; and

(iii) Landlord shall be entitled during a Health Emergency to close all or any part of the Building if it determines that it is not safe to continue to operate the Building or certain parts of the Building.

Article 32

ENVIRONMENTAL PERFORMANCE OBJECTIVE

Section 32.1. Environmental Performance Objectives. The parties agree it is in their mutual best interest that the Building and Premises be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a safe and productive work environment (collectively, the “Environmental Performance Objective”), provided that it is not the intent of the parties that such operation and maintenance shall increase Tenant’s costs hereunder.

Article 33

PARKING

Section 33.1. Parking. Tenant shall have the right to park 3.5 automobiles in the Building’s parking area for every 1,000 square feet of rentable area in the Premises (the “Parking Facility”), at no charge. All parking rights provided to Tenant hereunder shall be available for the common use of the tenants, subtenants and invitees of the Project on a non-exclusive basis, subject to any reasonable restrictions from time to time imposed by Landlord. Tenant shall not use or permit its officers, employees or invitees to use more than the number of spaces designated in the Basic Lease Information or any spaces which have been specifically reserved by Landlord to other tenants or for such other uses as have been designated by appropriate governmental entities as being restricted to certain uses. Tenant and persons authorized by Tenant to use Tenant’s parking privilege (“Authorized Users”) shall comply with all rules and regulations for the Parking Facility promulgated by Landlord from time to time. Landlord may refuse to permit any person who violates the rules and regulations to park in the Building, and any violation of the rules or regulations shall subject any vehicle driven by or under the control of such person to removal by Landlord at the sole cost, expense and risk of such person. In addition, Tenant shall comply with any car-pooling or other traffic reduction policies adopted by Landlord at the behest or requirement of any governmental authority, which may include preferential parking for car-pool participants. All responsibility for damage to cars is assumed by Authorized Users.

Article 34

MISCELLANEOUS

Section 34.1. Captions. The captions and headings of the Articles and Sections in this Lease are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions hereof.

Section 34.2. Time of Essence. Time is of the essence of this Lease and of all provisions hereof, except with respect to the delivery of possession of the Premises at the commencement of the term hereof.

Section 34.3. Number and Gender. The words “Landlord” and “Tenant,” as used herein, shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter. The use of the terms “hereof,” “hereunder” and “herein” shall refer to this Lease as a whole, inclusive of the exhibits and any riders, except when noted otherwise.

Section 34.4. Joint and Several Liability. If there is more than one Landlord or Tenant, the obligations hereunder imposed upon Landlord and Tenant shall be joint and several.

Section 34.5. Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Washington.

Section 34.6. Waiver of Trial by Jury. With respect to any litigation arising out of this Lease, Landlord and Tenant hereby expressly waive the right to a trial by jury. Tenant hereby waives the right to file any countersuit or crossclaim against Landlord in any suit pursuant to which Landlord seeks to recover possession of the Premises.

Section 34.7. Relationship of Parties. It is the intention of the parties to create only the relationship of landlord and tenant, and no provision hereof, or act of either party hereunder, shall ever be construed as creating the relationship of principal and agent, partnership, joint venture or enterprise.

Section 34.8. Financial Statements. Upon request by Landlord and so long as the same are not available to Landlord online, Tenant shall deliver to Landlord copies of Tenant’s most recent quarterly and annual financial statements, including balance sheets, income statements, statement of cash flow, and statements of net worth. Landlord may disclose the information (and may deliver copies of the financial statements) to Landlord’s current and prospective lenders and prospective purchaser(s).

Section 34.9. Objection to Statements. Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of six (6) months after receipt thereof shall be deemed to constitute Tenant’s acquiescence with respect thereto and shall conclusively render such statement, invoice or billing an account stated between Landlord and Tenant.

Section 34.10. Intentionally Deleted.

Section 34.11. Force Majeure. Each party hereto shall be excused from performing any obligation or undertaking provided in this Lease, in the event and/or so long as, the performance of any such obligation is prevented or delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, action of the elements, war, terrorism, invasion, insurrection, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, condemnation, requisition, law, order of government or civil or military or naval authorities, or any other cause whether similar or dissimilar to the foregoing not within the reasonable control of such party. Notwithstanding the foregoing, the lack of funds required to perform an act or to pay for the material, workmen or other items required for such action shall never be an excuse for non-payment.

Section 34.12. Mechanic’s Liens. Tenant shall keep the Premises, the Building, the Project and the real property upon which the Premises, the Building and the Project are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after becoming aware of the filing of same, either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may, but shall not be obligated to, pay the claim giving rise to such lien, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by Tenant or any of Tenant’s contractors to pay for any work performed, materials furnished, or obligations incurred by or at the direction of Tenant. This indemnity provision shall survive termination or expiration of this Lease. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord and the Premises, and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give to Landlord at least five (5) business days prior written notice of the expected date of commencement of any work in the Premises that could give rise to a claim of lien. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work.

Section 34.13. Patriot Act Compliance.

(a) Tenant represents and warrants to, and covenants with Landlord that neither Tenant nor any of its respective affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(b) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows; (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/officeskotffc/ofac/hdn/tIlsdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

(c) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 34.13.

Section 34.14. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

Section 34.15. Survival. The obligations and liabilities of each party which are incurred or accrue prior to the expiration of this Lease or the termination of this Lease or of Tenant’s right of possession shall survive such expiration or termination, as shall all provisions by which a party is to provide defense and indemnity to the other party, all provisions waiving or limiting the liability of Landlord, and all attorneys’ fees provisions.

Section 34.16. Independent Services. This Lease is entirely separate and distinct form and independent of any and all agreements that Tenant may at any time enter into with any third party for the provision of services, which include, but are not limited to, telecommunications, office automation, repair, maintenance services, computer, and photocopying (“Independent Services”). Tenant acknowledges that Landlord has no obligation of any type concerning the provision of Independent Services, and agrees that any cessation or interruption of Independent Services or any other act or neglect by the third party providing the Independent Services shall not constitute a default or constructive eviction by Landlord.

Section 34.17. Mortgage Protection.

(a) Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by certified or registered mail, postage prepaid, return receipt requested, a copy of any notice of any failure by Landlord to fulfill any of its obligations under this Lease, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that such mortgagee(s) and/or trust deed holder(s) shall have such time as may be necessary to cure such failure as long as any mortgagee(s) and/or trust deed holder(s) has/have commenced and is/are diligently pursuing the remedies necessary to cure such failure (including, but not limited to, time to take possession and/or commence foreclosure proceedings, if necessary, to effect such cure). Notwithstanding anything herein to the contrary, so long as any mortgagee(s) and/or trust deed holder(s) has/have commenced and is/are diligently pursuing the remedies necessary to cure such failure (including, but not limited to, taking possession and/or commencing foreclosure proceedings, if necessary, to effect such cure), Tenant shall have no right to terminate this Lease as a result of any such failure by Landlord.

(b) In the event that any trust or mortgage lender providing financing in connection with the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable; (ii) do not adversely affect Tenant’s use of the Premises as herein permitted or impose new duties or obligations on Tenant; and (iii) do not increase the rent and other sums required to be paid by Tenant hereunder, then Landlord may submit to Tenant a written amendment to this Lease incorporating such required modifications, and Tenant shall execute and return to Landlord such written amendment within seven (7) days after the amendment has been submitted to Tenant.

Section 34.18. Cumulative Remedies. It is understood and agreed that the remedies herein given to Landlord shall be cumulative and are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise, and the exercise of any one remedy by Landlord shall not be to the exclusion of any other remedy.

Section 34.19. Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Lease constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings, if any, involving this Lease.

Section 34.20. Construction of Lease. Tenant has read and understands all parts of this Lease. In the construction and interpretation of the terms of this Lease, the rule of construction that a document is to be construed most strictly against the party who prepared the same shall not be applied, it being agreed that both parties hereto have participated in the preparation of the final form of this Lease.

Section 34.21. Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

Section 34.22. Authority. If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in the State of Washington, that Tenant has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of Tenant are authorized to do so.

Section 34.23. No Offer. No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease, and any Security Deposit has been received by Landlord. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other Premises situated in the Building. Execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant.

Section 34.24. No Representations or Warranties. Neither Landlord nor Landlord’s agents or attorneys have made any representations or warranties with respect to the Premises, the Building or this Lease, except as expressly set forth in this Lease, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise.

Section 34.25. No Light, Air or Access Rights. Nothing herein contained shall be construed to grant to or create in Tenant any easements of light, air or access, Tenant’s rights being limited to the use and occupancy of the Premises and the license to use the Common Areas as they may exist from time to time, all subject to the terms, covenants and conditions of this Lease.

Section 34.26. Brokers. Tenant represents that it has not incurred an obligation to any broker in connection with this Lease, other than Landlord’s broker and Tenant’s broker listed in the Basic Lease Information, and Tenant shall hold Landlord harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by Tenant of this representation. Landlord will pay the commission due to Landlord’s broker pursuant to a separate agreement, and any commission due to Tenant’s broker will be paid by Landlord’s broker pursuant to a separate agreement between Landlord’s broker and Tenant’s broker.

Section 34.27. Amendments. This Lease may not be altered, changed, or amended except by an instrument in writing and signed by both parties hereto.

Section 34.28. Exhibits and Addendum. All of the exhibits attached hereto are incorporated herein by this reference.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in quadruplicate on the dates set forth below and this Lease shall be effective as of the latter of such dates.

TENANT:		GROSVENOR INTERNATIONAL (AMERICAN FREEHOLDS) LIMITED,
OncoGenex Pharmaceuticals Inc., a Delaware corporation		a Nevada corporation

By:	/s/ Scott Cormack	By:	/s/ Thomas D. Ohlson
Name:	Scott Cormack	Name:	Thomas D. Ohlson
Title:	President & CEO	Title:	Senior Vice President

Date:	February 11, 2015	By:	/s/ Steve O’Connell
		Name:	Steve O’Connell
		Title:	Senior Vice President

		Date:	2-11-15

BBCAF-VRC, LLC,
a Delaware limited liability company

		By:	/s/ Richard L. Greene
		Name:	Richard L. Greene
		Title:	Secretary

		By:	/s/ Graham Maloney
		Name:	Graham Maloney
		Title:	Manager

		Date:	2/11/15

STATE OF	Washigton	)
		)	ss:
COUNTY OF	King	)

I certify that I know or have satisfactory evidence that Scott Cormack is the person who appeared before me, and said person acknowledged that s/he signed the instrument, on oath stated that s/he was authorized to execute this instrument and acknowledged it as the President & CEO of OncoGenex Pharmaceuticals, a Corp., to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

DATED: Feb. 11, 2015.

/s/ Shannon D. Law

Print Name:	Shannon D. Law

NOTARY PUBLIC in and for the State of

Washington, residing at	Woodinville

My Appointment expires:	Nov 22, 2017

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT	CIVIL CODE § 1189

A notary public or other officer completing this certificate verifies only the identity of the Individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California		)
County of	San Francisco	)

On	February 11, 2015	before me,	Karen Fernandes, Notary Public	,
	Date		Here Insert Name and Title of the Officer

personally appeared	Tom Ohlson & Steve O’Connell
Name(s) of Signer(s)

,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity(ies), and that by their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Karen Fernandes

Signature of Notary Public

Place Notary Seal Above	OPTIONAL

Though this section is optional, completing this information can deter alteration of the document or fraudulent reattachment of this form to an unintended document.

Description of Attached Document
Title or Type of Document:	Document Date:

Number of Pages:	Signer(s) Other Than Named Above:

Capacity(ies) Claimed by Signer(s)

Signer’s Name:

☐ Corporate Officer — Title(s):
☐ Partner — ☐ Limited ☐ General
☐ Individual ☐ Attorney in Fact
☐ Trustee ☐ Guardian or Conservator

☐ Other:

Signer Is Representing:

Signer’s Name:

☐ Corporate Officer — Title(s):
☐ Partner — ☐ Limited ☐ General
☐ Individual ☐ Attorney in Fact
☐ Trustee ☐ Guardian or Conservator

☐ Other:

Signer Is Representing:

©2014 National Notary Association — www.NationalNotary.org — 1-800-US NOTARY (1-800-876-6827)    Item #5907

A notary public or other officer completing this

certificate verifies only the identity of the

individual who signed the document to which this

certificate is attached, and not the truthfulness,

accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF San Francisco

On February 11, 2015, before me, Irene Gunn, a Notary Public, personally appeared Richard L. Greene, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Irene Gunn

Signature of the Notary Public

A notary public or other officer completing this

certificate verifies only the identity of the

individual who signed the document to which this

certificate is attached, and not the truthfulness,

accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF San Francisco

On February 11, 2015, before me, Irene Gunn, a Notary Public, personally appeared Graham Maloney, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Irene Gunn

Signature of the Notary Public

EXHIBIT A-1

LEGAL DESCRIPTION OF BUILDING

LOT 20A OF CITY OF BOTHELL BOUNDARY LINE ADJUSTMENT NO. 0004-98, RECORDED AUGUST 3, 1998 UNDER RECORDING NO. 9808039016, RECORDS OF KING COUNTY, WASHINGTON.

EXHIBIT A-2

FLOOR PLAN AND PROJECT SITE PLAN

EXHIBIT B

LEASE CONFIRMATION

This Lease Confirmation is made             , 20    , by                     , a                      (“Tenant”), who agree as follows:

1. Landlord and Tenant entered into a lease dated             , 20    , in which Landlord leased to Tenant and Tenant leased from Landlord the premises described in Section 2.01 of said Lease (“Premises”). All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Commencement of the Term:

a.             , 20     is the Commencement Date of the Term of the Lease;

b.             , 20     is the expiration date of the Term of the Lease;

3. Tenant confirms that:

a. It has accepted possession of the Premises as provided in the Lease;

b. The improvements required to be furnished by Landlord under the Lease have been furnished (subject to any corrective work or punch list items of which Tenant has notified Landlord in accordance with the Lease);

c. The Lease is in full force and effect and has not been modified, altered, or amended, except as follows:

; and

d. There are no setoffs or credits against Rent, and no Security Deposit or prepaid rent has been paid except as provided by the Lease.

4. The provisions of this Lease Confirmation shall inure to the benefit, or bind, as the case may require, the parties and their respective successors and assigns, subject to the restrictions on assignment and subleasing contained in the Lease.

Initials

Landlord:
Tenant:

B-1

EXHIBIT C

CONSTRUCTION RULES AND REGULATIONS

Vendor/Contractor Rules & Regulations

Note: Any references to Schnitzer West or Building Management refer to the Building Manager or Project Manager.

1.	All space plans, final drawings, design/build drawings, and modification must be signed off by Building Management prior to commencement.

2.	Submission of construction permit copy, construction schedule, list of subcontractors, and certificates of insurance which meet all the requirements of the contract shall be on file with Building Management prior to commencement of work.

3.	All costs which affect Schnitzer West will be approved by Schnitzer West.

4.	Any work which does not conform to industry standard, codes, or negatively affects the building’s operation will be remedied by the Contractor at his/her expense.

5.	The Contractor will hold the owner harmless from any claims of liens or damages imposed by contractor’s employees or subcontractors.

6.	All subcontractors will be approved by the Building Management prior to work commencement.

7.	No smoking is allowed in the Building.

8.	Access to tenant spaces is granted solely for the purpose of construction activities. Use of any tenant’s equipment is strictly prohibited.

9.	All contractors and their employees will conduct themselves in a presentable business-like manner while on site.

10.	Any direction given by Schnitzer West or Security Personnel will be strictly adhered to.

11.	All materials which contain Hazardous Substances being used or brought into the Building shall adhere to WISHA guidelines and shall have the appropriate paperwork filed at the Building Management Office, posted at the jobsite and a copy kept with the material.

12.	Any odor causing or noisy activities which affect tenants (i.e., core drilling, use of powder actuated tools, spray painting, etc.) are expressly prohibited during building hours (7:00 AM - 6:00 PM). After hours work must be scheduled with Building Management in advance.

13.	The condition of all common areas must be maintained to the highest standards at all times during construction. No materials or tools are to be stored in the common area. Protection and clean up of existing finishes in common and freight elevator areas will be done to the satisfaction of Building Management. Contractor to provide adequate protection. Methods and times of protection must be reviewed with Building Management.

14.	Any damage caused to the building and its systems by the contractor will be repaired by the contractor immediately. Owner reserves the right to remedy the defects at the Contractor’s expense if the work is not corrected in a timely manner.

15.	Restroom use by trades people is restricted to the floor being improved.

16.	All closets (janitorial, electrical, and telephone) affected by the improved space should be free from construction debris during construction. Clean up of construction materials will be restricted to the janitor’s closets. No paints, thinners, or hazardous materials will be poured down the drain.

17.	All work on building life safety systems (smoke detectors, fire pull stations, fire doors) must be identified and discussed with the Chief Engineer prior to all construction work and will be monitored by the building Engineers and Security.

18.	Any work that may activate any smoke detector(s) shall require previous notification to Building Management.

C-1

19.	All stairwell doors will remain locked at all times. Do not prop stairwell doors open at anytime.

20.	Building standard window covering will be protected from damage doing construction. Remove window covering is applicable prior to construction and reinstall upon completion.

21.	Mechanical, plumbing, sprinkler, and electrical as-built drawings must be forwarded in one sepia and one blue line to the Building Office within 30 days of completion. Final payment is dependent on this requirement.

22.	Provide complete HVAC start-up air balancing and commissioning services after tenant move-in. Balance report to be provided with closeout documentation.

23.	Any work which presents a fire hazard (i.e. sweating copper, welding, etc.) will require a suitable fire extinguisher to be kept in the immediate vicinity. Also prior notification to the Building Management must be given before performing any work.

24.	All construction areas are to be left In broom-clean condition, straightened and secure at the end of every working shift.

25.	No radios permitted.

26.	No sexually explicit, political or religious magazines, calendars, posters or materials shall be permitted on or in any job box.

27.	Shirts, pants, eyewear gloves, hardhat and shoes must be worn at all times, as applicable.

28.	Final cleanup to include the complete cleaning of bathroom areas, interior glazing, inside surface of exterior glazing, strip and resealing of VCT and sheet vinyl, and all other floor coverings.

29.	The successful general contractor will be responsible for coordination between mechanical, electrical, fire alarm, fire protection, security systems and phone/data cabling contractors. The general contractor is to assure mechanical, electrical, fire protection, security, and fire alarm systems will be compatible for space and dimensional relationships and be sure that various systems have interconnection when necessary or required by code.

30.	Contractors will be responsible to verify quantity and quality of existing doors and hardware. Any requirements beyond what exists are to be included in the bid proposal.

31.	Contractors to include only items of equipment and materials that can be delivered and installed with the completion schedule as identified.

32.	Copies of mechanical, electrical and casework shop drawings are to be submitted to the architect by no later than one (1) week after award of the project. However, review of these submittals by the architect is not a condition for completion of the work.

33.	Walls of IDF closets are to be lined with plywood for equipment and phone backboards.

34.	Contractor shall use best efforts to prevent unnecessary power usage to turn out all lights in work area at the end of each day.

35.	Contractor shall provide code acceptable seismic upgrade work to all existing ceiling grid, lights, and HVAC equipment and ducting.

36.	Punch list to be completed within 7 days of substantial completion.

37.	Contractor must submit final (original) building permit to Schnitzer West prior to occupancy and receipt of final payment.

AGREED AND ACCEPTED:

Signed:		Date:
Vendor/Contractor Acceptance Signature

Printed:		Title:
Print Name

Vendor/Contractor Name:

C-2

EXHIBIT C-1

DESIGNATED CONTACTORS LIST

a)	Electrical: SME Inc. of Seattle

Don Faulkner

O: 425-483-3603; C: 206-391-6855

b)	Mechanical: Bellevue Mechanical

Larry Boyer

O: (425)453-2140

c)	Plumbing: All Phase Plumbing

John Hart

O: (425) 417-6669

d)	Fire Protection: Patriot Fire Protection, Inc.

e)	General Contractor: BNBuilders

f)	Electrical: Diamond Communications; Warner Telecom Group; and/or Webb Electric

C-1-1

EXHIBIT D

BASE BUILDING IMPROVEMENTS

For purposes of Article 14 of the Lease, the “Base Building Improvements” shall be limited to the following:

1. Structural shell of the Building consisting of the foundations, slab floors, columns, and the roof existing as of the date of the Lease.

2. Shell interiors in an unfinished condition. (Drywall areas, wall furring and insulation and/or ceiling insulation as required by mechanical calculations.)

3. That portion of the fire sprinkler and smoke evacuation systems, if any, existing on the date of the Lease consisting of the main supply line. (Installation of sprinkler heads, sprinkler branch lines, drops, valves and mains, as well as any safety, access controls, and security systems including, without limitation, fire alarms, strobes, and exit lights are Tenant’s responsibility.)

4. Bearing walls and roof structural framing existing on the date of the Lease. (Any mezzanine structural framing is part of Tenant’s responsibility.)

5. Electrical service for lighting and power suitable for ordinary office use. (All routing, electrical distribution, and any upgrades are Tenant’s responsibility.)

6. Exiting for the Building shell as existing on the date of the Lease.

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

1.	Sign. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Building, the Premises or the surrounding area without the written consent of the Landlord being first obtained. If such consent is given by Landlord, Landlord may regulate the manner of display of the sign, placard, picture, advertisement, name or notice. Landlord shall have the right to remove any sign, placard, picture, advertisement, name or notice which has not been approved by Landlord or is being displayed in a non approved manner without notice to and at the expense of the Tenant. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside of the Premises.

2.	Directory. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants and Landlord reserves the right to exclude any other names therefrom.

3.	Access. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective Premises. The halls, passages, entrances, exits, elevators, stairways, balconies and roof are not for the use of the general public and the Landlord shall in all cases retain the right to control thereof and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants; provided, however, that nothing herein contained shall be construed to prevent access by persons with whom the Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities, No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building.

4.	Locks. Tenant shall not alter any lock or install any new additional locks or any bolts on any door of the Premises without the written consent of Landlord.

5.	Restrooms. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the Tenant who, or whose employees, sublessees, assignees, agents, licensees, or invitees shall have caused it.

6.	No Defacing Premises. Tenant shall not overload the floor of the Premises, shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations), and shall not in any way deface the Premises or any part thereof.

7.	Safes and Heavy Equipment. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the times and manner of moving all heavy equipment in and out of the Building. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in any Premises or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards. Elevators must be padded while moving freight via the elevators. All such heavy equipment shall be subject to the requirements of Rule 25 below.

8.	Nuisance. Tenant shall not use, keep or permit to be used or kept any food or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of excessive noise, odors and/or vibrations, or unreasonably interfere in any way with other tenants or those having business in the Building. No animals or birds shall be brought in or kept in or about the Premises or the Building. No Tenant shall make or permit to be made any unreasonably disturbing noises or unreasonably disturb or interfere with occupants of this or neighboring Buildings or Premises, or with those having business with such occupants by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No Tenant shall throw anything out of doors or down the passageways.

9.	Permitted Use. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No Tenant shall occupy or permit any portion of its Premises to be occupied for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber shop or manicure shop except with prior written consent of Landlord. No Tenant shall advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for illegal purposes.

10.	Hazardous Substances. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material or any Hazardous Materials as defined in Section 10.02 of the Lease or use any method of heating or air conditioning other than that supplied by Landlord.

11.	Telephones. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for or stringing of wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

12.	Keys. All keys to the Building, Premises, rooms and toilet rooms shall be obtained from Landlord’s office and Tenant shall not from any other source duplicate or obtain keys or have keys made. The Tenant, upon termination of the tenancy, shall deliver to the Landlord the keys to the Building, Premises, rooms and toilet rooms which shall have been furnished and shall pay the Landlord the cost of replacing any lost key or of changing the lock or locks opened by such lost key if Landlord deems it necessary to make such change.

13.	Floor Covering. No Tenant shall lay linoleum, tile, carpet or other similar floor coverings so that the same shall be affixed to the floor or the Premises in any manner except as approved by the Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the Tenant by whom, or by whose contractors, agents, sublessees, licensees, employees or invitees, the floor covering shall have been laid. It will be assumed that any floor covering within the space on the Delivery Date is approved by Landlord.

14.	Building Closure. During all hours on Saturdays, Sundays, legal holidays and such other times as reasonably determined by Landlord from time to time, access to the Building or to the halls, corridors, or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to any person or employee of the Building in charge and has a pass or is properly identified. The Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, the Landlord reserves the right to prevent access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of the Building and property located therein. Anything to the foregoing notwithstanding. Landlord shall have no duty to provide security protection for the Building at any time or to monitor access thereto.

15.	Premises Closure. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and that all water faucets, water apparatus and electricity are entirely shut off before Tenant or Tenant’s employees leave the Building. Tenant shall be responsible for any damage to the Building or other tenants caused by a failure to comply with this rule. Tenant shall at all times keep the perimeter doors and windows to the Premises closed.

16.	Disorderly Conduct. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

17.	Tenant Requests. Any requests of Tenant will be considered only upon application at the office of the Landlord. Employees of Landlord shall not be requested to perform any work or do anything outside of their regular duties unless under special instructions from the Landlord.

18.	Vending Machines. No vending machine shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

19.	Building Name and Address. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and the street address of the Building of which the Premises are a part.

20.	Emergency Regulations. Tenant agrees that it shall comply with all emergency regulations that may be issued from time to time by Landlord and Tenant also shall provide Landlord with the names of a designated responsible employee to represent Tenant in all matters pertaining to emergency regulations.

21.	Tenant Advertising. Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promotion or advertising the business of Tenant except as Tenant’s address.

22.	Emergency Information. Tenant must provide Landlord with names and telephone numbers to contact in case of emergency. Tenant must fill out a tenant emergency information sheet and return it to Landlord’s office within three (3) days of occupancy.

23.	Installation of Burglar and Informational Services. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

24.	Deliveries. The Building freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant’s initial move in and subsequent deliveries of bulky items, such as furniture, safes and similar items shall, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 6:00 a.m. or on Saturday or Sunday. Deliveries shall be limited as set forth in the Lease. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

25.	Floor Loads. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot, which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant’s expense. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

26.	Energy Conservation. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls. Tenant shall keep corridor doors closed.

27.	No Antennas. Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

28.	No Soliciting. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent such activities.

29.	Prohibited Uses. The Premises shall not be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the Premises without Landlord’s consent, except that use by Tenant of Underwriters Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages or use of microwave ovens for employee use shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

30.	Enforcement of Rules. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other Tenant but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

31.	Lease. These Rules and Regulations are in addition to, and are made a part of, the terms, covenants, agreements and conditions of Tenants Lease of its Premises in the Building.

32.	Additional Rules. Landlord reserves the right to make such other Rules and Regulations or amendments hereto as, in its reasonable judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

33.	Observance of Rules. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, licensees, sublessees, assigns, and invitees.

34.	Maintenance of Fire Extinguishers. Tenant shall maintain in the Premises during the entire Lease Term, not less than the minimum number of fire extinguishers required by law and Tenant shall inspect all such fire extinguishers not less frequently than once each month to assure that the same are fully charged and in good operational condition. Annually the Tenant shall have all fire extinguishers inspected by an authorized and qualified inspector who shall certify that each such fire extinguisher complies with all applicable requirements of the NFPA. If any such fire extinguishers fail to obtain such certification, then within three (3) business days after such failure such fire extinguishers shall be replaced, or repaired, and re-inspected and a certification shall be issued certifying that all such fire extinguishers comply with all applicable requirements of the NFPA.

35.	Landlord Approval/Consent. Any consent or approval required of Landlord under these Rules and Regulations shall not be unreasonably withheld, conditioned or delayed by Landlord.

EXHIBIT F

FORM OF SUBORDINATION AND NONDISTURBANCE AGREEMENT

Prepared By and

After Recordation Return To:

Greene Radovsky Maloney Share & Hennigh LLP

Four Embarcadero Center, Suite 4000

San Francisco, CA 94111

Attn: Davia M. Love

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is dated for reference purposes only             , 20    , and is by and between                     , with a mailing address at                      (“Lender”) and                     , a                      with its principal place of business at                     (“Tenant”), and                     , a                     , with a mailing address at                     (“Borrower”).

RECITALS:

A. Lender has made a loan (together with all advances and increases, the “Loan”) to Borrower. The Loan is secured by the                     dated as of             and recorded                     as Document #                     in the official records of the                     (together with all advances, increases, amendments or consolidations, the “Mortgage”) and the Assignment of Rents and Leases dated as of                     and recorded                     as Document #                     In such official records (together with all amendments, the “Assignment”), assigning to Lender the Lease and all rent, additional rent and other sums payable by Tenant under the Lease (“Rent”). The Mortgage encumbers the real property, improvements and fixtures located at                    (the “Property”).

B. Borrower, as landlord, and Tenant have entered into a lease dated                    (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain premises on the                     floors of the building at the Property (“Premises”).

IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows:

1. The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and the Assignment and all of Lender’s rights under the Mortgage and the Assignment and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior consent.

2. This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.

3. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease:

(a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed;

(b) If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Premises will not thereby be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

(c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

4. Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

5. Successor Landlord will not be:

(a) liable for any act or omission of Landlord (except to the extent such act or omission is non-monetary and continues beyond the date when such Successor Landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission to such Successor Landlord);

(b) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord;

(c) bound by any prepayment of more than one (1) month’s rent to any prior landlord;

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest;

(e) bound by any obligation to perform any work or to make improvements to the Premises except for repairs and maintenance required to be made by Landlord under this Lease, and repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(f) bound by any modification, amendment or renewal of the Lease made without the consent of Lender;

(g) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such Successor Landlord; or

(h) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

6. In the event Landlord shall fail to perform or observe any of the terms, conditions or agreements in the Lease, Tenant shall give written notice thereof to Lender and Lender shall have the right (but not the obligation) to cure such failure. Tenant shall not take any action with respect to such failure under the Lease, including, without limitation, any action in order to terminate, rescind or avoid the Lease or to withhold any rent thereunder, for a period of thirty (30) days after receipt of such written notice by Lender, provided, however, that in the case of any default which cannot with diligence be cured within said 30-day period, if Lender shall proceed promptly to cure such failure and thereafter prosecute the curing of such failure with diligence and continuity, the time within which such failure may be cured shall be extended for such period as may be necessary to complete the curing of such failure with diligence and continuity. Notwithstanding the foregoing, Lender shall have no obligation to cure any such default, except as otherwise set forth herein.

7. Upon Tenant’s receipt of notice from Lender that Tenant is to commence the payment of all Rent and/or Additional Rent to Lender until further notice, Tenant shall commence the remittance of all Rent and Additional Rent to Lender, and such payments by Tenant shall satisfy Tenant’s payment obligations under the Lease. Notwithstanding the preceding sentence, Lender’s demand for payment of Rent and Additional Rent and Tenant’s payment thereof, shall not create any liability for Lender for the performance of Landlord’s obligations set forth within the Lease.

8. The foregoing provisions shall be self operative and effective without the execution of any further instrument on the part of either party hereto. However, Tenant agrees to execute and deliver to Lender or any person to whom Tenant herein agrees to attorn such other instrument as either shall request in order to effectuate such provisions.

9. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending, modifying or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, (c) voluntarily surrender the Premises or terminate the Lease without cause or shorten the term thereof, or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender.

10. All notices, requests or consent required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.

11. Anything to the contrary contained herein or in the Lease notwithstanding, in the event Lender shall succeed to the interest of Landlord under the Lease, the liability of Lender under the Lease and this Agreement shall be limited to the interest of Lender in and to the Mortgaged Premises, and no other assets of Lender shall be subject to any action or proceeding for the enforcement of any right or remedy of Tenant under the Lease or this Agreement.

12. This Agreement is governed by and will be construed in accordance with the laws of the state or commonwealth in which the Property is located.

13. Lender and Tenant waive trial by jury in any proceeding brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.

14. If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

15. This Agreement binds and Inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

16. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

TENANT:

LANDLORD:

LENDER:

[ALL SIGNATURES MUST BE NOTARIZED]

EXHIBIT G

[INTENTIONALLY DELETED]

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EXHIBIT H

ENVIRONMENTAL MANAGEMENT PLAN

SECTION 1 ENVIRONMENTAL OBJECTIVES

1.1 Context

The provisions of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of Landlord and Tenant.

1.2 General Objectives

(a) Tenant acknowledges Landlord’s intention to operate the Building so as to provide for (but not to increase costs to Tenant or adversely affect Tenant’s use of the Premises because of):

(i)	a comfortable, productive and healthy indoor environment;

(ii)	energy use and production to promote efficiency and reduce, both direct and indirect, Greenhouse Gases;

(iii)	use of potable and recycled water where appropriate;

(iv)	the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;

(v)	the use of cleaning products certified in accordance with EcoLogoM (Canada), Green Seal™ (United States) or equivalent standards;

(b) Landlord shall be entitled from time to time during the Term, at its sole cost and expense, to seek LEED and/or such other and further building certifications as may be reasonably necessary, in Landlord’s sole opinion, to ensure the Building remains compliant with all Applicable Laws (including expected enhancements thereto), as well as certifications prevalent in the marketplace or necessary to attract leading tenants from time to time.

1.3 Regulatory Standards

Notwithstanding the provisions of Section 1.2 herein, in the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set out in Sections 1.2 above, then the within Environmental Objectives shall be deemed to have been amended so as to stipulate such resource reduction target and all changes required to be made by Landlord to the Environmental Management Plan, or which are necessitated as a result of such mandatory resource reduction target, shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this Section and this Lease; provided that any such amendment shall be limited to such changes that are reasonably acceptable to Tenant and that do not adversely affect Tenant’s use of the Premises.

SECTION 2 ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

2.1 Tenant agrees to conduct its operations in the Building and within the Premises in accordance with the following provisions so long as the same does not increase Tenant’s costs or adversely affect Tenant’s use of the Premises:

(a) Comfortable, Healthy and Productive Indoor Environment

(i)	Landlord shall be entitled at any time and from time to time at its sole cost and expense to undertake Greenhouse Gas production monitoring and testing, including testing within the Premises, on reasonable notice to Tenant and accompanied by a representative of Tenant if required, which representative Tenant agrees to make available.

(ii)	Intentionally deleted.

(iii)

Should Tenant be permitted to undertake its own cleaning of, or within, the Premises, Tenant shall use reasonable efforts to endeavor to require that its cleaning contractor shall use cleaning products certified in accordance with EcoLogoM Green Seal™ or equivalent Landlord shall reserve the right to approve, acting reasonably, any such Tenant cleaning contracts, but without liability. Tenant shall use reasonable efforts to ensure that any cleaning

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contracts entered into by it require the cleaning contractor to comply with elements of the Environmental Management Plan applicable to it. Particularly, with respect to any cleaning contracts let by Tenant in respect of specialized green facilities, such as waterless urinals, Tenant shall use reasonable efforts to ensure the cleaning contractor properly understands the maintenance of such specialized green facilities.

(b) Reduce Indirect and Direct Energy Consumption and Greenhouse Gas Emissions

(i)	Tenant shall take reasonable steps to minimize its electrical consumption within the Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary); the use of Energy Star equipment, so long as the same does not increase Tenant’s costs or adversely affect Tenant’s use of the Premises.

(ii)	Landlord shall be entitled at any time or from time to time to acquire (A) all or part of the power for the Common Area; or (B) shared electrical power, from sources with low Greenhouse Gas emissions, provided that the same shall not increase Tenant’s costs. In addition to the foregoing, where it is considered feasible to do so, Landlord may at its cost install onsite generation capacity either to reduce peak load or to supplement base load requirements for the Building from time to time. Without limiting the generality of the foregoing, Tenant shall, where available on commercially reasonable terms and so long as the same does not adversely affect Tenant’s use of the Premises, ensure that equipment purchased for the Premises is Energy Star certified where available.

(iii)	Tenant shall be entitled at any time or from time to time to specify in writing that it wishes to have its electrical power consumption sourced or offset from renewable energy sources, and if it shall elect to do so, the cost of same shall be at Tenant’s sole cost and expense, either payable directly by it to the supplier so chosen, or recoverable by Landlord as Additional Rent if paid by Landlord.

(iv)	Landlord shall be entitled to benchmark itself against any building rating system for electrical, natural gas, water or other resource consumption, so long as the same does not increase Tenant’s costs or adversely affect Tenant’s use of the Premises.

(v)	Landlord shall operate the Building Common Areas in accordance with, and use its reasonable efforts to cause other tenants to operate in conformity with, the Environmental Objectives.

(c) Reduce Water Consumption

(i)	Where potable water usage is not a necessity, Tenant acknowledges and consents to the use of treated recycled or treated natural water in washrooms and in other applications within and around the Building.

(ii)	Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives, so long as the same does not increase Tenant’s costs or adversely affect Tenant’s use of the Premises.

(iii)	Tenant shall use reasonable efforts to ensure that any fixtures purchased for the Premises shall be certified by the United States’ Environmental Protection Agency’s Water Sense Program or a Canadian equivalent, if any, provided the same does not increase Tenant’s costs or adversely affect Tenant’s use of the Premises.

(d) Recycled Materials Usage

(i)	Tenant shall be entitled to use recycled materials in its improvements and Alterations as may be approved to by Landlord, acting reasonably. Tenant agrees to consider locally sourced materials where possible in the completion of improvements.

(ii)	Tenant shall be entitled to use recycled furniture, fixtures and equipment in the Premises to the extent consistent with the Environmental Objectives.

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(iii)	Tenant agrees to recycle or cause its contractor to recycle as much as reasonably possible any waste created in the demolition of existing improvements or Alterations within the Premises so as to minimize the amount of waste ending in landfill. Landlord reserves the right to monitor and measure the amount of waste leaving the Building from the Premises and going to landfill from time to time. If available, Landlord agrees to provide to Tenant a staging area for the sorting and recycling of materials during construction.

(iv)	Landlord may refuse to collect or accept from Tenant’s Premises waste that is not appropriately sorted into the appropriate recycling container.

(e) Tenant Certifications

(i)	Upon Tenant’s request, Landlord will use commercially reasonable efforts to co-operate with Tenant, at Tenant’s sole cost, in the certification of the Premises pursuant to any rating scheme, such as ASHRAE standard 189.1[1] LEED CI standard or equivalent standard as Landlord may agree to, acting reasonably.

2.2 Tenant shall consider the following guidelines and provisions pertaining to construction in the Premises:

Tenants should consider using environmentally friendly construction practices and materials to the greatest extent possible. Below are Landlord recommended minimum requirements for green building construction:

Recycling: All building occupants are encouraged to participate in on-site recycling program. The building complex includes space and a program for managing recycled materials such as paper, corrugated cardboard, glass, plastics and metals. Tenant should include space (i.e. in copy rooms and pantries) designated for short-term storage and sorting of recycled items. Individual workspaces should be equipped with containers for small amounts of used copy paper, plastics and aluminum.

Energy Use Reduction: Energy Star rated lighting should be used for at least 75% of all permanent light fixtures within each tenant’s space and preferably for all lighting. Each tenant space should include a lighting control system to further energy efficiency and reduce wasted energy. Each individual office space or other single use area should be equipped with an occupancy sensor to further reduce energy consumption.

Recycled Content and Local Materials: All permanent gypsum wallboard partitions should be constructed utilizing a minimum of 90% Post-Consumer Waste recycled drywall on metal studs. Acoustic tiles for lay in ceilings should have a minimum 10% post-consumer waste recycled content. Consider using locally manufactured products when possible.

Environmentally Preferable Products: All paints, coatings, and adhesives should qualify as low-VOC (Volatile Organic Compounds) in accordance with the South Coast Air Quality Management District (SCAQMD) Rule #1168, effective July 2005 (or latest edition). All carpeting should meet the testing and product requirements of the Carpet and Rug Institutes Green Label Plus Program. All carpet adhesives shall be limited in their VOC content to 50 g/L.

Water Efficiency: New restrooms should include high-efficiency water fixtures that reduce water consumption. Improvements should include low-flow faucets with automatic cut-off sensors, dual flush toilets, and low-flow or waterless urinals.

Paper Products: Design of restrooms should utilize energy efficient wall mounted hand dryers instead of paper towels in order to reduce paper consumption and reduce the amount of trash produced during the operation of the building.

[1]	Note that this standard is, as of March 30th, 2009, a “draft” standard.

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